                                                                     Exhibit 2.1


               AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER
                           dated as of March 13, 1999
                                  by and among
                   HYUNDAI ELECTRONICS INDUSTRIES CO., LTD.,
                          HYUNDAI ELECTRONICS AMERICA,
                                 CHIPPAC, INC.,
                                      and
                             CHIPPAC MERGER CORP.

                               TABLE OF CONTENTS
                               -----------------


                                                                            Page
                                                                            ----
ARTICLE I CERTAIN DEFINITIONS ............................................... 1
     Section 1.1 Definitions................................................. 1

ARTICLE II RECAPITALIZATION AND CLOSING ..................................... 13
     Section 2.1 Closing..................................................... 13
     Section 2.2 Recapitalization ........................................... 14
     Section 2.3 The Merger ................................................. 19
     Section 2.4 Purchase Price Adjustment .................................. 22
     Section 2.5 Hyundai Earn-Out ........................................... 26

ARTICLE III REPRESENTATIONS AND WARRANTIES OF HEI AND HEA.................... 29
     Section 3.1 Corporate Existence and Authority........................... 29
     Section 3.2 Authorization; Binding Effect............................... 30
     Section 3.3 Capital Stock............................................... 30
     Section 3.4 Subsidiaries................................................ 30
     Section 3.5 Absence of Conflicts........................................ 31
     Section 3.6 Governmental Approvals and Filings.......................... 32
     Section 3.7 Financial Statements and Condition.......................... 32
     Section 3.8 Taxes....................................................... 33
     Section 3.9 Legal Proceedings........................................... 33
     Section 3.10 Compliance With Laws and Orders............................ 34
     Section 3.11 Benefit Plans; ERISA....................................... 34
     Section 3.12 Real Property.............................................. 35
     Section 3.13 Tangible Personal Property................................. 35
     Section 3.14 Intellectual Property Rights............................... 35
     Section 3.15 Contracts.................................................. 36
     Section 3.16 Permits.................................................... 37
     Section 3.17 Affiliate Transactions..................................... 37
     Section 3.18 Environmental Matters...................................... 38
     Section 3.19 Accounts Receivable; Inventory............................. 38
     Section 3.20 Insurance.................................................. 38
     Section 3.21 No Brokers................................................. 38
     Section 3.22 No Other Representations................................... 39
     Section 3.23 Assets..................................................... 39
     Section 3.24 Product Warranty........................................... 39
     Section 3.25 Customers.................................................. 40

                               TABLE OF CONTENTS
                               -----------------
                                  (continued)

                                                                            Page
                                                                            ----

     Section 3.26 Interim Operations of ChipPAC BVI, ChipPAC BVI II,
     ChipPAC Barbados, ChipPAC Hungary and ChipPAC Luxembourg................ 40
     Section 3.27 Transition Services........................................ 40
     Section 3.28 Closing Date............................................... 40

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MERGER SUB ..................... 41
     Section 4.1 Corporate Existence and Authority........................... 41
     Section 4.2 Authorization; Binding Effect............................... 41
     Section 4.3 Absence of Conflicts........................................ 41
     Section 4.4 Governmental Approvals and Filings ......................... 41
     Section 4.5 Legal Proceedings .......................................... 42
     Section 4.6 Purchase for Investment..................................... 42
     Section 4.7 Financing................................................... 42
     Section 4.8 No Brokers ................................................. 43
     Section 4.9 Investment Company Status................................... 43
     Section 4.10 Interim Operations of Merger Sub and Certain Other Entities 43

ARTICLE V COVENANTS OF HEI AND HEA........................................... 43
     Section 5.1 Regulatory and Other Approvals.............................. 43
     Section 5.2 Investigation by Merger Sub................................. 44
     Section 5.3 Financial Statements and Reports............................ 44
     Section 5.4 Conduct of Business ........................................ 45
     Section 5.5 Certain Restrictions ....................................... 45
     Section 5.6 Affiliate Transactions ..................................... 47
     Section 5.7 Fulfillment of Conditions .................................. 47

ARTICLE VI COVENANTS OF MERGER SUB........................................... 48
     Section 6.1 Regulatory and Other Approvals.............................. 48
     Section 6.2 Fulfillment of Conditions................................... 48
     Section 6.3 Certain Actions............................................. 48

ARTICLE VII ADDITIONAL AGREEMENTS............................................ 49
     Section 7.1 Stock Option Plans and Options ............................. 49
     Section 7.2 ChipPAC Employees .......................................... 49
     Section 7.3 Ancillary Agreements........................................ 50
     Section 7.4 Release of Guarantees....................................... 50
     Section 7.5 Change of Name.............................................. 50
     Section 7.6 Indemnification of Directors and Officers................... 51

                               TABLE OF CONTENTS
                               -----------------
                                  (continued)

                                                                            Page
                                                                            ----

     Section 7.7 Grant of Sublicenses........................................ 52

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF THE PARTIES ....................... 52
     Section 8.1 Obligations of Both Parties ................................ 52
     Section 8.2 Obligations of Merger Sub................................... 53
     Section 8.3 Obligations of HEI and HEA ................................. 54

ARTICLE IX TERMINATION....................................................... 55
     Section 9.1 Termination................................................. 55
     Section 9.2 Effect of Termination....................................... 56
     Section 9.3 Effect of Breach............................................ 56

ARTICLE X INDEMNIFICATION.................................................... 56
     Section 10.1 Survival of Representations and Warranties;
       Indemnification Period ............................................... 56
     Section 10.2 Indemnification by HEI and HEA............................. 57
     Section 10.3 Limitation of HEI's and HEA's Liability.................... 58
     Section 10.4 Indemnification by the Company............................. 60
     Section 10.5 Limitation of the Company's Liability...................... 60
     Section 10.6 Defense of Third Party Claims ............................. 61
     Section 10.7 Procedure and Dispute Resolution .......................... 62
     Section 10.8 Arbitration................................................ 63
     Section 10.9 Adjustment to Cash Consideration .......................... 64
     Section 10.10 Set-off................................................... 64

ARTICLE XI TAX MATTERS....................................................... 64
     Section 11.1 Returns: Indemnification; Liability for Taxes.............. 64
     Section 11.2 Refunds and Credits........................................ 65
     Section 11.3 Termination of Tax Sharing Agreements...................... 66
     Section 11.4 Conduct of Audits and Other Procedural Matters............. 66
     Section 11.5 Assistance and Cooperation................................. 66

ARTICLE XII MISCELLANEOUS.................................................... 67
     Section 12.1 Notices.................................................... 67
     Section 12.2 Entire Agreement........................................... 69
     Section 12.3 Expenses................................................... 69
     Section 12.4 Public Announcements....................................... 69
     Section 12.5 Confidentiality............................................ 70
     Section 12.6 Further Assurances; Post-Closing Cooperation............... 71

                               TABLE OF CONTENTS
                               -----------------
                                  (continued)

                                                                            Page
                                                                            ----

     Section 12.7 Waiver..................................................... 72
     Section 12.8 Amendment.................................................. 72
     Section 12.9 No Third-Party Beneficiary ................................ 72
     Section 12.10 No Assignment: Binding Effect............................. 72
     Section 12.11 Invalid Provisions ....................................... 72
     Section 12.12 Governing Law............................................. 72
     Section 12.13 Counterparts ............................................. 73
     Section 12.14 Construction ............................................. 73
     Section 12.15 Specific Performance...................................... 73
     Section 12.16 Non-Competition; Non-Solicitation ........................ 73
     Section 12.17 Financial Information..................................... 74
     Section 12.18 Other Agreements.......................................... 74

                           Table of Schedules
                           ------------------


No.             Description

2.2(g)(ii)      Certain Obligations of ChipPAC Korea and Certain Obligations of HEI Secured
                by Assets of ChipPAC Korea

2.2(g)(iii)     Certain Obligations of ChipPAC Shanghai

2.2(g)(iv)      Certain Payables and Liabilities

2.2(g)(vi)      Certain Obligations of HEI secured by assets of ChipPAC Korea

7.2             Certain Employment Agreements and Commitments

8.2(e)          Matters to be Covered by Opinions of U.S. and Korean Legal Counsel to
                HEI and HEA

8.3(e)          Matters to be Covered by Opinion of Legal Counsel to Merger Sub

                               Table of Annexes
                               ----------------

No.       Description
I         Building Lease Agreement between Hyundai Electronics Industries Co.,
          Ltd. and ChipPAC Korea dated June 30, 1998, as amended (English translation and summary included for informational purposes only).

II        Utilities and Services Agreement between Hyundai Electronics
          Industries Co., Ltd. and ChipPAC Korea dated June 18/30, 1998, as amended (providing for utilities and services from HEI to ChipPAC
          Korea) (English translation and summary included for informational purposes only).

III       Utilities and Services Agreement between ChipPAC Korea and Hyundai
          Electronics Industries Co., Ltd. dated June 18/30, 1998 (providing for utilities and services from ChipPAC Korea to HEI) (English summary included for informational purposes only).

IV        Equipment Lease Agreement between Hyundai Electronics Industries Co.,
          Ltd. and ChipPAC Korea dated June 30, 1998, as amended (English translation included for informational purposes only).

V         Information System Management Service Agreement between Hyundai
          Information Technology and ChipPAC Korea dated October 1998 (English translation included for informational purposes only).

VI        Sublease Agreement between the Company and HEA (unexecuted draft).

VII       Patent and Technology License Agreement between Hyundai Electronics
          Industries Co., Ltd. and ChipPAC Korea dated June 30, 1998, as amended
          (English translation included for informational purposes only).

VIII Form of Shareholders Agreement to be dated as of the Closing Date by and among HEA, the Bain Group, the MSX Group and the Company.

IX        Form of Transition Services Agreement to be dated as of the Closing
          Date by and among HEI, HEA, the Company, ChipPAC Korea and ChipPAC
          Shanghai.

XI Form of Service Agreement to be dated as of the Closing Date between HEI and ChipPAC BVI.

XI Form of Registration Agreement to be dated as of the Closing Date by and among the Company and the shareholders of the Company named therein


XII       Form of Equity Commitment Letter Agreement

XIII      Debt Commitment Letter

XIV       Highly Confident Letter

XV        ChipPAC Korea Note

XVI       Intellectual Property Note

                               Table of Exhibits
                               -----------------

No.        Description

A          California Agreement of Merger

B          Delaware Certificate of Merger

C          Articles of Incorporation

D          Bylaws

E          Capital Budget

F          Research and Development Budgets

     This AGREEMENT AND PLAN OF RECAPITALIZATION AND MERGER, dated as of March 13, 1999, is made and entered into by and among Hyundai Electronics Industries Company, Ltd., a Republic of Korea corporation ("HEI"), Hyundai Electronics America, a California corporation ("HEA"), ChipPAC, Inc., a California corporation (the "Company"), and ChipPAC Merger Corp., a Delaware corporation ("Merger Sub"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 1.1.

                                   Recitals
                                   --------

     HEI is the owner of all of the issued and outstanding shares of capital stock of ChipPAC Korea Company Ltd., a corporation incorporated under the laws of the Republic of Korea ("ChipPAC Korea") and all of the outstanding equity interests of Hyundai Electronics (Shanghai) Company Ltd. ("ChipPAC Shanghai I"), and the Company is the owner of all of the outstanding equity interests of ChipPAC Assembly and Test (Shanghai) Company, Ltd. ("ChipPAC Shanghai II"), each of which is a company limited and a wholly foreign owned entity under the laws of the People's Republic of China (collectively "ChipPAC Shanghai"), and HEA is the owner of 100% of the issued and outstanding capital stock of the Company. HEI and HEA desire to recapitalize the Company, and the stockholders of Merger Sub desire, through Merger Sub, to invest in the Company (and, through the Company, in ChipPAC Korea and ChipPAC Shanghai), such recapitalization and investment to be effected as set forth in detail in this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement.

     HEI owns certain of the intellectual property rights currently used by the Company, ChipPAC Korea and ChipPAC Shanghai in the conduct of their business. Certain of those intellectual property rights shall be transferred to ChipPAC BVI, as set forth in Section 2.2.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS


     Section 1. 1 Definitions.

             (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

     "Action or Proceeding" and "Actions or Proceedings" mean any action, suit, proceeding, arbitration or publicly disclosed Governmental or Regulatory Authority investigation.

     "Actual Capital Expenditures" has the meaning assigned in Section
2.4(a)(ii).

     "Actual R&D Expenditures" has the meaning assigned in Section 2.4(a)(ii).

     "Advisory Agreements" means the Advisory Agreement to be dated as of the Closing Date by and among the Company, ChipPAC BVI, ChipPAC Operating and Bain Capital, Inc. and the Advisory Agreement to be dated as of the Closing Date by and among the Company, ChipPAC BVI, ChipPAC Operating and MSX Holdings LLC, forms of which are annexed as exhibits to the Shareholders Agreement. MSX Holdings LLC plans to change its name to SXI Group LLC.

     "Affiliate" means any person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified. A "controlled Affiliate" means any person that is controlled by the person specified.

     "Aggregate Consideration" means collectively, the Cash Consideration, the Common Stock Consideration, the Preferred Stock Consideration and the HEI Earn-Out.

     "Agreement" means this Agreement and Plan of Recapitalization and Merger dated as of March 13, 1999 by and among HEI, HEA, the Company, and Merger Sub.

     "Ancillary Agreements" means (i) the Building Lease Agreement between HEI and ChipPAC Korea dated June 30, 1998, as amended in accordance with Section 12.18, in substantially the form of Annex I hereto; (ii) the Utilities and Services Agreement between HEI and ChipPAC Korea dated June 18/30, 1998, as amended, in substantially the form of Annex II hereto; (iii) the Utilities and Services Agreement between ChipPAC Korea and HEI dated June 18/30, 1998, as amended, in substantially the form of Annex III hereto; (iv) the Equipment Lease Agreement between HEI and ChipPAC Korea dated June 30, 1998, as amended in accordance with Section 12.18, in substantially the form of Annex IV hereto; (v) the Information System Management Service Agreement between Hyundai Information Technology and ChipPAC Korea dated June 1998, as amended, in substantially the form of Annex V hereto; (vi) the Sublease to 3151 Coronado Drive, Santa Clara, CA 95054 dated as of May 1, 1998, as amended, by and among HEA and the Company, in substantially the form of Annex VI hereto; (vii) the Patent and Technology License Agreement between HEI and ChipPAC BVI to be dated as of the Closing Date, in substantially the form of Annex VII hereto and as amended in accordance with Section 12.18; (viii) a Shareholders Agreement to be dated as of the Closing Date by and among HEA, the Bain Group, the MSX Group and the Company with respect to ChipPAC Inc., in substantially the form of Annex VIII hereto;
(ix) a Transition Services Agreement to be dated as of the Closing Date by and among HEI, HEA, the Company, ChipPAC Korea, ChipPAC Shanghai and ChipPAC BVI, in substantially the form of Annex IX hereto providing for transition service arrangements for the Company and its Subsidiaries; (x) a Service Agreement to be dated as of the Closing Date between HEI and ChipPAC BVI in substantially the form of Annex X hereto, and (xi) a Registration Agreement to be dated as of the Closing Date between the Company and the shareholders of the Company named therein, in substantially the form of Annex XI hereto.

     "Associated Covenants and Agreements" means, with respect to (i) HEI and HEA, the covenants and agreements of HEI and HEA set forth in the first sentence of Section 5.4, Section

5.5(m) and Section 5.7 which affect the continued accuracy of the specified representations and warranties of HEI and HEA as brought down to the Closing pursuant to Section 8.2(a), and (ii) Merger Sub, the covenants and agreements of Merger Sub set forth in Section 6.2 and Section 6.3 which affect the continued accuracy of the specified representations and warranties of Merger Sub as brought down to the Closing pursuant to Section 8.3(a).

     "Bain Group" has the meaning set forth in the Shareholders Agreement.

     "Balance Sheet" has the meaning assigned in Section 3.7(a).

     "Benefit Plan" means any Plan established by the Company, ChipPAC Korea, ChipPAC Shanghai or any of their respective Subsidiaries, or any predecessor or Affiliate of any of the foregoing, existing at the date hereof or at the Closing Date to which the Company, ChipPAC Korea or ChipPAC Shanghai contributes or has contributed, or under which any employee, former employee or director of the Company, ChipPAC Korea or ChipPAC Shanghai or any beneficiary thereof is covered, is eligible for coverage or has benefit rights in such person's capacity as an employee or former employee or director of the Company, ChipPAC Korea or ChipPAC Shanghai or any of their respective Subsidiaries.

     "Business Day" means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of California or the Republic of Korea, or any other day on which the principal offices of HEI, HEA, or the Company are closed or become closed prior to 2 p.m. local time whether in accordance with established company policy or as a result of unanticipated events, including adverse weather conditions.

     "California Agreement of Merger" has the meaning assigned in Section 2.3.

     "Capital Budget" means the capital expenditure budget of the Company, ChipPAC Korea and ChipPAC Shanghai heretofore provided to Merger Sub and attached hereto as Exhibit E.

     "Cash Consideration" means an aggregate total of four hundred twenty-five million dollars ($425,000,000), comprised of (i) the Korean Stock Sale Proceeds before adding or subtracting the Korean Stock Sale Adjustments, (ii) the Chinese Equity Sale Proceeds before subtracting the Chinese Debt Payoff and the Chinese Intercompany Payoff, (iii) the ChipPAC Korea Note payment plus the Estimated Korean Debt Payoff, and (iv) the Intellectual Property Note payment.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

     "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided by 40 C.F.R. (S) 300.5.

     "CGCL" has the meaning assigned in Section 2.3.

     "Change-In-Control Payments" has the meaning assigned in Section 2.3(d).

     "Chinese Debt Payoff" has the meaning assigned in Section 2.2(g)(iii).

     "Chinese Equity Sale Proceeds" has the meaning assigned in Section 2.2(f)(ii).

     "Chinese Intercompany Payoff" has the meaning assigned in Section
2.2(g)(iv).

     "ChipPAC Barbados" means ChipPAC Barbados, Inc., a corporation incorporated or to be incorporated under the laws of Barbados which immediately prior to the Closing shall be a wholly owned subsidiary of the Company.

     "ChipPAC BVI" means ChipPAC Limited, a corporation incorporated or to be incorporated under the laws of the Territory of the British Virgin Islands which immediately prior to the Closing shall be wholly owned subsidiary of HEI.

     "ChipPAC BVI II" means ChipPAC Operating Limited, a corporation incorporated or to be incorporated under the laws of the Territory of the British Virgin Islands which immediately prior to the Closing shall be a wholly owned subsidiary of the Company.

     "ChipPAC Hungary" means ChipPAC Hungary Kft, a corporation incorporated or to be incorporated under the laws of Hungary as a subsidiary of ChipPAC BVI II.

     "ChipPAC Korea" means ChipPAC Korea Company Ltd., a corporation incorporated under the laws of the Republic of Korea.

     "ChipPAC Korea Note" has the meaning assigned in Section 2.2(a).

     "ChipPAC Korea Shareholders Agreement" has the meaning assigned in Section 2.2(f)(i).

     "ChipPAC Luxembourg" means ChipPAC Luxembourg S.a.r.l., a corporation incorporated or to be incorporated under the laws of Luxembourg as a subsidiary of ChipPAC BVI II.

     "ChipPAC Shanghai" means ChipPAC Shanghai I and ChipPAC Shanghai II, or either of them, as the context may require.

     "ChipPAC Shanghai I" means Hyundai Electronics (Shanghai) Company Ltd., a company limited and a wholly foreign owned entity under the laws of the People's Republic of China.

     "ChipPAC Shanghai II" means ChipPAC Assembly and Test (Shanghai) Company, Ltd., a company limited and wholly foreign owned entity under the laws of the People's Republic of China.

     "Claim Notice" has the meaning assigned in Section 10.7(a).

     "Class A Common" means the Class A Common Stock, par value $.01 per share, of the Company.

     "Class L Common" means the Class L Common Stock, par value $.01 per share, of the Company.

     "Closing" has the meaning assigned in Section 2.1.

     "Closing Balance Sheet" has the meaning assigned in Section 2.4(a)(ii).

     "Closing Financial Statements" has the meaning assigned in Section 2.4(a)(ii).

     "Closing Working Capital" has the meaning assigned in Section 2.4(a)(ii).

     "Closing Date" has the meaning assigned in Section 2.1.

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Common Stock Consideration" has the meaning assigned in Section 2.3(a)(i)(x).

     "Company" means ChipPAC, Inc., a California corporation.

     "Company Common Stock" means the shares of common stock, no par value, of the Company.

     "Company Disclosure Schedule" has the meaning assigned in the forepart of
Article III.

     "Company Option" and "Company Options" mean options to acquire Company Common Stock.

     "Company Preferred Stock" means the shares of Series A preferred stock, no par value, of the Company.

     "Company Senior Preferred Stock" means the Series B senior preferred stock, par value $.01 per share, with the terms set forth in the Amended and Restated Articles of Incorporation attached hereto as Exhibit C.

     "Company Tax Returns" has the meaning assigned in Section 11.1(a).

     "Contract" means any contract, agreement or other document (including any oral contract or agreement) setting forth an agreement or understanding between two or more parties intended by such parties to be legally binding.

     "Conversion Date" has the meaning assigned in Section 2.2(b).

     "Counter-Notice of Disagreement" has the meaning assigned in Section
2.4(d).

     "CPA Firm" has the meaning assigned in Section 2.4(d).

     "Delaware Certificate of Merger" has the meaning assigned in Section 2.3.

     "Designee" has the meaning assigned in Section 2.2(b).

     "DGCL" has the meaning assigned in Section 2.3.

     "Earn-Out Maximum" has the meaning assigned in the forepart of Section 2.5.

     "Earn-Out Payment" has the meaning assigned in the forepart of Section 2.5.

     "Earn-Out Period" has the meaning assigned in Section 2.5.

     "Earn-Out Ratio" has the meaning assigned in Section 2.5(a).

     "Earn-Out Spread" has the meaning assigned in Section 2.5(a).

     "EBITDA" has the meaning assigned in Section 2.5(a).

     "Effective Time" has the meaning assigned in Section 2.3.

     "Encumbrances" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

     "Environmental Law" means any statute, enactment, administrative agency rule or promulgation, regulation, ordinance, or other law or Order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, generation, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Estimated Closing Balance Sheet" has the meaning assigned in Section 2.4(a)(i).

     "Estimated Closing Working Capital" has the meaning assigned in Section 2.4(a)(i).

     "Estimated Korean Debt Payoff" has the meaning assigned in Section 2.2(a).

     "Estimated Pre-Closing Capital Expenditures" has the meaning assigned in
Section 2.4(a)(i).

     "Estimated Pre-Closing R&D Expenditures" has the meaning assigned in
Section 2.4(a)(i).

     "Excess Cash" has the meaning assigned in Section 2.4(a)(i).

     "FEMR" means the Foreign Exchange Management Regulation of the Republic of Korea.

     "FIFCIL" means the Foreign Investment and Foreign Capital Inducement Law of the Republic of Korea.

     "Financial Statement Date" has the meaning assigned in Section 3.7(a).

     "Financial Statements" has the meaning assigned in Section 3.7(a).

     "Financing Source" has the meaning assigned in Section 12.5.

     "Furnishing Party" has the meaning assigned in Section 12.5.

     "GAAP" means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

     "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any other country, any state, provincial, county, city, municipal or other political subdivision in the United States or any other country, or any supranational body established pursuant to international law or treaty exercising similar powers.

     "Hazardous Material" means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any friable form, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes" "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (iii) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

     "HEA" means Hyundai Electronics America, a California corporation.

     "HEI" means Hyundai Electronics Industries Company Ltd., a Republic of Korea corporation.

     "HEI Earn-Out" has the meaning assigned in Section 2.5.

     "HEI License Agreement" means the Patent and Technology License Agreement between HEI and ChipPAC BVI to be dated as of the Closing Date, in substantially the form of Annex VII hereto, as amended in accordance with Section 12.18(d) hereof, pursuant to which HEI shall grant ChipPAC BVI the rights in the subject intellectual property described therein.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Hyundai Compliance Certificate" has the meaning assigned in Section
10.2(a).

     "Indebtedness" of any person means (a) each and every obligation of such person which is either (i) an obligation for borrowed money, (ii) an obligation evidenced by notes, bonds, debentures or similar instruments (including banker's usances), (iii) an obligation for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) an obligation under capital leases, or (v) any accrued but unpaid interest or prepayment or other penalties upon any of the foregoing or any lease termination charges or payments required to take title to property under a lease, and (b) an obligation in the nature of a guarantee by such person, or a pledge of assets of such person, in support of any obligation of any other person that is within the scope of the immediately preceding clauses
(a)(i) through (a)(v).

     "Indemnity Claim" has the meaning assigned in Section 10.7(a).

     "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how, all pending applications for and registrations of patents, trademarks, service marks and copyrights, and all other intellectual property rights of every kind or nature.

     "Intellectual Property Note" has the meaning assigned in Section
2.2(c)(iv).

     "Intercompany Technical Fees" has the meaning assigned in Schedule 2.2(g)(iv).

     "Intercompany Interest" has the meaning assigned in Schedule 2.2(g)(iv).

     "IP Rights" has the meaning assigned in Section 3.14(a).

     "IRS" means the United States Internal Revenue Service.

     "Knowledge", when used with respect to HEI or HEA, means the knowledge, after due inquiry, of the directors, the chief executive officer and chief financial officer of the Company, and the chief executive officer (or equivalent managing officer) of ChipPAC Korea and the chief executive officer (or equivalent managing officer) of ChipPAC Shanghai, and, when used with respect to Merger Sub, means the knowledge, after due inquiry, of the executive officers of Merger Sub.

     "Korean Debt Payoff" has the meaning assigned in Section 2.3(g)(ii).

     "Korean Stock Sale Adjustments" has the meaning assigned in Section 2.2(f)(iii).

     "Korean Stock Sale Proceeds" has the meaning assigned in Section
2.2(f)(iii).

     "Lemelson Estate" has the meaning assigned in Section 10.2(b)(ii).

     "Lemelson Foundation" has the meaning assigned in Section 10.2(b)(ii).

     "Lemelson License Agreement" has the meaning assigned in Section
10.2(b)(ii).

     "Liability" and "Liabilities" mean any and all Indebtedness, obligations and other liabilities of a person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

     "License" has the meaning assigned in Section 7.7.

     "Loss" and "Losses" mean any and all damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

     "Material Adverse Effect" with respect to any person means a material adverse change in or effect on the business, financial condition, assets, properties, operations or results of operations of such person and all Subsidiaries of such person, taking such person together with such person's Subsidiaries as a whole; provided, however, that a "Material Adverse Effect" with respect to the Company, ChipPAC Korea and ChipPAC Shanghai shall not include any of the following or any combination of the following: any change or effect resulting from (A) general national, international, or regional economic or financial conditions or currency exchange rates, (B) other developments which are not unique to the Company, ChipPAC Korea, ChipPAC Shanghai and their Subsidiaries but also affect other persons who participate or are engaged in the lines of business in which they and their Subsidiaries participate or are engaged, and (C) any change or effect resulting from the failure in and of itself of results of operations of the Company, ChipPAC Korea, ChipPAC Shanghai or any of their respective Subsidiaries, for a given quarterly period, to meet any internal or external predictions, projections, estimates or expectations, unless such failure reflects an ongoing long-term change in the business rather than near-term timing of orders or payments that will be realized in the subsequent quarterly period.

     "Merger" has the meaning assigned in Section 2.3.

     "Merger Sub" has the meaning assigned in the forepart of this Agreement.

     "Merger Sub Compliance Certificate" has the meaning assigned in Section
10.4 of this Agreement.

     "Merger Sub Disclosure Schedule" has the meaning assigned in the forepart of Article IV.

     "MOFE" means the Ministry of Finance and Economy of the Republic of Korea.

     "MOFTEC" means Ministry of Foreign Trade and Economic Cooperation of the People's Republic of China.

     "Motorola License Agreement" has the meaning assigned in Section
2.2(c)(iii).

     "MSX Group" has the meaning assigned in the Shareholders Agreement. MSX Holdings LLC, a member of the MSX Group, plans to change its name to SXI Group LLC.

     "New Shares" means the shares of Company common stock to be issued to the shareholders of Merger Sub in the Merger pursuant to Article II.

     "Note Payments" has the meaning assigned in Section 2.2(g)(v).

     "Notice of Disagreement" has the meaning assigned in Section 2.4(d).

     "NPL" means the National Priorities List under CERCLA.

     "Officers' Certificates" has the meaning assigned in Section 2.3.

     "Olin License Agreement" has the meaning assigned in Section 2.2(c)(iii).

     "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (whether preliminary or final).

     "Packaging-Related IP Rights" means, with respect to the Motorola License Agreement and the Olin License Agreement, those rights thereunder which are necessary for the Company and its Subsidiaries after the Closing to conduct the businesses of the Company, ChipPAC Korea, and ChipPAC Shanghai as presently conducted.

     "Peg Amount" has the meaning assigned in the forepart of Section 2.4.

     "Pension Benefit Plan" means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

     "Permit" and "Permits" mean any and all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

     "Permitted Encumbrance" means any of the following: (i) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Encumbrance arising in the ordinary course of business by operation of law with respect to a Liability that is not yet due or delinquent, or (iii) any minor imperfection of title or similar Encumbrance which does not materially impair the Company's use of the property subject to such Encumbrance.

     "Per Share Amount" means the amount determined by dividing (i) the sum of
(A) the Cash Consideration plus (B) the value as of the Closing of the Common Stock Consideration, the Preferred Stock Consideration and the HEI Earn-Out, by
(ii) the sum of (A) the number of shares of Company Common Stock deemed to be outstanding pursuant to the Management Incentive Agreement dated as of August 1, 1998 by and between ChipPAC, Inc., and Dennis McKenna (i.e., 755,549,999) and
(B) the number of shares of Common Stock which would have been issuable upon exercise of all vested Company Options.

     "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

     "Pre-Closing Period" has the meaning assigned in Section 11.1(a).

     "Pre-Existing Test Business" has the meaning assigned in Section 12.16(a).

     "Preferred Stock Consideration" has the meaning assigned in Section 2.3(a)(i)(y).

     "Purchaser Party" has the meaning assigned in Section 10.2(a).

     "R&D Budgets" has the meaning assigned in Section 2.4(b).

     "Recapitalization Transactions" has the meaning assigned in Section 2.2.

     "Receiving Party" has the meaning assigned in Section 12.5.

     "Redemption Date" has the meaning assigned in Section 2.2(a).

     "Reduction in Capital" has the meaning assigned in Section 2.2(a).

     "Registration Agreement" means the Registration Agreement to be dated as of the Closing Date between the Company and the shareholders of the Company named therein, in substantially the form of Annex XI hereto.

     "Regulation S-X has the meaning assigned in Section 2.5(b).

     "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

     "Representatives" has the meaning assigned in Section 5.2.

     "Required Working Capital" has the meaning assigned in Section 2.4(b).

     "Shareholders Agreement" means the Shareholders Agreement to be dated as of the Closing Date by and among HEA, the Bain Group, the MSX Group and the Company with respect to ChipPAC, Inc.

     "Stock Plan" means the ChipPAC, Inc. 1997 Stock Option Plan.

     "Straddle Period" has the meaning assigned in Section 11.1(a).

     "Subsidiary" and "Subsidiaries" mean any and all corporations or other entities more than fifty percent (50%) of the voting power of which is owned directly, or indirectly through one or more intermediate corporations or entities which are so owned, by a party or other relevant person, as the context requires.

     "Surviving Corporation" has the meaning assigned in Section 2.3.

     "Tax Proceedings" has the meaning assigned in Section 11.4.

     "Tax Returns" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including combined or consolidated returns for any group of entities that includes the Company, ChipPAC Korea or ChipPAC Shanghai.

     "Tax Sharing Agreement" means that certain Tax Allocation Agreement, dated July 21, 1995, by and among HEA, the Company and certain other direct or indirect Subsidiaries of HEA, as amended, to be terminated as to the Company as of the Closing Date.

     "Taxes" means any national, federal, provincial, state, county, local or other taxes, charges, fees, levies, duties or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by a governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

     "Tessera License Agreement" has the meaning assigned in Section
2.2(c)(iii).

     "Third Party" means any person (including a Governmental or Regulatory Authority) not an Affiliate of the referenced person or persons.

     "Third Party Claim" has the meaning assigned in Section 10.6(a).

     "US Debt Payoff" has the meaning assigned in Section 2.2(g)(i).

     "US Intercompany Payoff" has the meaning assigned in Section 2.2(g)(iv).

     "Working Capital" has the meaning assigned in Section 2.4.

     "YH Conversion" has the meaning assigned in Section 2.2(b).

     "YH Purchase Price" has the meaning assigned in Section 2.2(b).

           (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) all references to monetary amounts are in U.S. dollars, unless expressly stated to refer to another currency; (iii) the terms "hereof," "herein," "hereby," "hereunder," and similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) the phrase "ordinary course of business" refers to the businesses of the Company, ChipPAC Korea and ChipPAC Shanghai;
(vi) whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation";
(vii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (viii) the phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 13, 1999; (ix) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP; (x) any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect and limitations of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (xi) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


                                  ARTICLE II

                         RECAPITALIZATION AND CLOSING

     Section 2.1 Closing. The closing of the Recapitalization Transactions (as defined in Section 2.2) (the "Closing") shall take place as promptly as practicable after the date of this Agreement, subject only to the satisfaction or waiver of the conditions set forth in Article VIII, and in any event no later than August 15, 1999, or such other date as Merger Sub, HEI and HEA mutually agree upon in writing (the "Closing Date"). The Closing shall take place at 8 a.m. local time on the Closing Date and shall be held at the offices of Cravath Swaine & Moore, 825 Eighth Avenue, New York, New York, or at such other place as Merger Sub, HEI and HEA mutually agree. At the Closing:

     (a)  the Recapitalization Transactions shall be consummated;

     (b) the opinions, certificates and other documents and instruments required to be delivered pursuant to Article VIII shall be delivered; and

     (c) each of HEI, the Company, ChipPAC Korea and ChipPAC Shanghai shall provide payoff letters from the creditors of all Indebtedness and obligations which are to be repaid pursuant to Section 2.2, which payoff letters shall indicate that such creditors have agreed to immediately release all Encumbrances in favor of such creditors relating to the assets of the Company, ChipPAC Korea, ChipPAC Shanghai and any of their respective Subsidiaries upon receipt of the amounts indicated in such payoff letters.

     Section 2.2 Recapitalization. On the terms and subject to the conditions set forth in this Agreement, the Company will be recapitalized through the steps set forth in subsections (a) through (g) of this Section 2.2. The transactions set forth in subsections (a) through (g) of this Section 2.2, together with the Merger described in Section 2.3, are collectively referred to herein as the "Recapitalization Transactions" and shall be deemed to have taken place in the order set forth herein.

           (a) Reduction of ChipPAC Korea Capital. Upon such date as Merger Sub shall determine following consultation with HEI (which date shall be more than thirty (30) but not more than thirty-five (35) days prior to the anticipated Closing Date), HEI shall cause ChipPAC Korea to publish notice, in accordance with the applicable requirements of Korean law, of its intention to effect a reduction in the capital of ChipPAC Korea (the "Reduction in Capital"), effective on the date specified therein (which date shall be the earliest date permitted by applicable law after the notice date) (the "Redemption Date"), in an amount equal to (A) one hundred seventy five million dollars ($175,000,000) minus (B) the amount which Merger Sub and HEI mutually agree to be the estimated amount of the Korean Debt Payoff (the "Estimated Korean Debt Payoff"). On the Redemption Date, the Reduction in Capital shall be effected, unless (i) ChipPAC Korea shall then be required, prior to and as a condition to the completion of the Reduction in Capital, to pay creditor claims in an aggregate amount in excess of $10 million, and (ii) the other Recapitalization Transactions are not likely, in the reasonable good faith judgment of HEI following consultation with Merger Sub, to be consummated within thirty (30) days after the Redemption Date, in which case the Reduction in Capital may, prior to the effectiveness thereof, at the election of HEI, be postponed or withdrawn and a new Redemption Date fixed which is reasonably likely to occur on or prior to the anticipated Closing Date. Upon the effectiveness of the Reduction in Capital, ChipPAC Korea shall issue to HEI a non-interest-bearing demand promissory note substantially in the form of Annex XV (the "ChipPAC Korea Note") in the initial principal amount equal to the amount of the Reduction in Capital.

           (b) Conversion of the Corporate Form of ChipPAC Korea. Promptly after the date of this Agreement (and not less than forty-five (45) days before the anticipated Closing Date), HEI shall, and shall cause ChipPAC Korea to, undertake all necessary corporate formalities required for the conversion of the corporate form of ChipPAC Korea from a Chusik Hosea to a Yuhan Hosea (the "YH Conversion"). Thereafter, upon such date as Merger Sub shall determine following consultation with HEI (which date shall be more than thirty (30) but not more than thirty-five (35) days prior to the anticipated Closing Date), HEI shall, and shall cause ChipPAC Korea to, publish notice, in accordance with the applicable requirements of Korean law, of its intention to effect the YH Conversion, effective on the date specified therein (or such other later date occurring on or prior to the Closing Date which is permitted pursuant to applicable law) (the "Conversion Date"). On the Conversion Date, the YH Conversion shall be effected and HEI shall sell to one of its Korean Subsidiaries or to another person or entity reasonably satisfactory to Merger Sub (the "Designee") a 0.1% interest in the equity of ChipPAC Korea for a purchase price (the "YH Purchase Price") equal to 0.1% of the estimated Korean Stock Sale Proceeds (such purchase price estimated to be approximately seventy thousand dollars ($70,000)).

           (c) Equity Contributions and Transfers Relating to ChipPAC Barbados and ChipPAC BVI. Prior to the Closing:

               (i) the Company shall contribute one hundred dollars ($100) of equity capital to ChipPAC Barbados in exchange for all of the capital stock of ChipPAC Barbados;

               (ii) HEI shall contribute one hundred dollars ($100) of equity capital to ChipPAC BVI in exchange for all of the capital stock of ChipPAC BVI;

               (iii) Subject, in the case of clause (A), to the retention by HEI of the right to use those Packaging-Related IP Rights required by HEI and its controlled Affiliates for the conduct of test, assembly and packaging services permitted by Section 12.16, (A) HEI will assign or otherwise transfer to ChipPAC BVI (whether by assignment, substitution of parties or novation, or by other means reasonably satisfactory to Merger Sub) the Packaging-Related IP Rights held by HEI under the Patent License Agreement dated December 20, 1994 by and between Motorola, Inc. and HEI, as amended by letter agreement dated August 5, 1998 (as so amended, the "Motorola License Agreement") and the Technology License Agreement dated as of March 28, 1994 by and between Olin Corporation and HEI, as amended by Amendment No. 1 thereto dated November 22/30, 1994 and Amendment No. 2 thereto dated March 1/April 11, 1996 (as so amended, the "Olin License Agreement"), and obtain a release of HEI's obligations thereunder with respect to such Packaging-Related IP Rights so assigned or transferred; (B) HEA will cause ChipPAC BVI to obtain rights from Tessera, Inc. (whether by direct license from Tessera, Inc., assignment of existing license rights from the Company to HEA and then from HEA to ChipPAC BVI, substitution of parties or novation, or by other means reasonably satisfactory to Merger Sub) substantially equivalent to the rights granted to the Company in the TCC License Agreement dated December 22, 1998 by and among Tessera Inc., the Tessera Affiliates, and the Company (the "Tessera License Agreement"); (C) HEI will assign or otherwise transfer to ChipPAC BVI (whether by assignment, substitution of parties or novation, or by other means reasonably satisfactory to Merger Sub) the rights of HEI and HEA under the Assembly Services Agreement dated September 16, 1996 by and among Intel Corporation, HEA and HEI; and (D) HEI will assign or otherwise transfer, or cause the Company to assign or otherwise transfer, to ChipPAC BVI (whether by assignment, substitution of parties or novation, or by other means reasonably satisfactory to Merger Sub) the Assembly and Test Services Agreement dated March 15, 1993 by and between LSI Logic Corporation and HEI, and the Company's rights under the Assembly Agreement dated October 23, 1998 by and between Asahi Kasei Microsystems Co., Ltd. and the Company and to obtain a release of HEI, HEA and the Company from any and all obligations thereunder; and

               (iv) ChipPAC BVI shall issue to HEI a non-interest-bearing demand promissory note substantially in the form of Annex XVI (the "Intellectual Property Note") in the initial principal amount of one hundred million dollars ($100,000,000), in exchange for the HEI License Agreement and the assignment of the agreements specified in Section 2.2(c)(iii).

          (d) Equity Contributions Relating to ChipPAC BVI II, ChipPAC Luxembourg and ChipPAC Hungary. Prior to the Closing:

               (i) the Company shall contribute one hundred dollars ($100) of equity capital to ChipPAC BVI II in exchange for all of the capital stock of ChipPAC BVI II; and

               (ii) ChipPAC BVI II shall contribute the minimum amount of equity capital required by applicable law in Luxembourg and Hungary, respectively, in exchange for all of the capital stock of ChipPAC Luxembourg and ChipPAC Hungary, respectively.

          (e) Merger: Borrowing of Funds and Subsequent Loans and Equity Investments. At the Closing:

               (i) Merger Sub shall merge with and into the Company and the capital stock of the Company and Merger Sub shall be converted into the consideration provided for in Section 2.3.

               (ii) immediately following the consummation of the Merger, the Company shall contribute not less than sixty-seven million dollars ($67,000,000) in cash to ChipPAC Barbados;

               (iii) ChipPAC BVI II shall incur indebtedness in the aggregate amounts and upon the terms and conditions to be determined by its Board of Directors immediately following the Merger;

               (iv) ChipPAC BVI II shall loan (A) one hundred forty million dollars ($140,000,000) to ChipPAC Luxembourg; (B) thirty-four million dollars ($34,000,000) to ChipPAC Shanghai I and (C) one hundred fifty-one million dollars ($151,000,000) to ChipPAC BVI;

               (v) ChipPAC BVI II shall increase its equity investment in ChipPAC Hungary to at least thirty-five million dollars ($35,000,000);

               (vi) ChipPAC Luxembourg shall loan one hundred forty, million dollars ($140,000,000) to ChipPAC Hungary; and

               (vii) ChipPAC Hungary shall loan an amount equal to the sum of the Estimated Korean Debt Payoff and the amount of the ChipPAC Korea Note (i.e., one hundred seventy-five million dollars ($175,000,000)) to ChipPAC Korea.

          (f) Purchase of ChipPAC BVI, ChipPAC Korea and ChipPAC Shanghai. At the Closing:

               (i) ChipPAC Barbados shall: (A) purchase ChipPAC BVI from HEI for one hundred dollars ($100) in cash, (B) purchase the Designee's 0.1% interest in the equity of ChipPAC Korea (which interest shall be held in accordance with the terms of the shareholders agreement to be executed and delivered by ChipPAC Barbados and ChipPAC BVI (the "ChipPAC Korea Shareholders Agreement")) for an amount equal to the YH Purchase Price, and (C) contribute not less than sixty-seven million dollars ($67,000,000) in cash to ChipPAC BVI;

               (ii) ChipPAC BVI shall purchase one hundred percent (100%) of the equity capital of ChipPAC Shanghai I from HEI for an amount (the "Chinese Equity Sale Proceeds") equal to eighty million dollars ($80,000,000) in cash minus the sum of (A) the Chinese Debt Payoff and (B) the Chinese Intercompany Payoff;

               (iii) ChipPAC BVI shall purchase 99.9% of the then outstanding capital stock of ChipPAC Korea from HEI (which interest shall be held in accordance with the terms of the ChipPAC Korea Shareholders Agreement) for an amount (the "Korean Stock Sale Proceeds") equal to seventy million dollars ($70,000,000) in cash, plus (A) the difference by which the amount of the Estimated Korean Debt Payoff exceeds the actual amount of the Korean Debt Payoff, if any, minus (B) the difference by which the actual amount of the Korean Debt Payoff exceeds the amount of the Estimated Korean Debt Payoff, if any, minus (C) the sum of the payments required to be made pursuant to Section 2.3(a)(iv) and Section 2.3(d) hereof, and minus (D) the sum of the US Debt Payoff and the US Intercompany Payoff (clauses (A) through (D) of this Section 2.2(f)(iii) collectively, the "Korean Stock Sale Adjustments"); and

               (iv) ChipPAC BVI shall purchase ChipPAC Shanghai II from the Company for two million dollars ($2,000,000) in cash.

In addition to the cash payments at the Closing set forth in clauses (ii) and
(iii) of this Section 2.2(f), HEI shall be entitled to receive, on the terms and conditions set forth in Section 2.5, the HEI Earn-Out (as defined in Section 2.5), it being understood and agreed that 70.185% of the HEI Earn-Out (if any) shall be deemed to be additional consideration for the sale of ChipPAC Korea stock pursuant to clause (iii) of this Section 2.2(f) and 29.815% of the HEI Earn-Out (if any) shall be deemed to be additional consideration for the sale of ChipPAC Shanghai stock pursuant to clause (ii) of this Section 2.2(f).

          (g)  Payoff of Debt. At the Closing:

               (i) the Company shall repay all of its Indebtedness outstanding immediately prior to the consummation of the Merger (collectively, the "US Debt Payoff");

               (ii) ChipPAC Korea shall repay all of its Indebtedness outstanding immediately prior to the consummation of the Merger and all Indebtedness and Liabilities related to the items disclosed on Schedule 2.2(g)(ii) outstanding immediately prior to the consummation of the Merger (collectively, the "Korean Debt Payoff");

               (iii) ChipPAC Shanghai shall repay all of its Indebtedness outstanding immediately prior to the consummation of the Merger and all Indebtedness and payables disclosed on Schedule 2.2(g)(iii) outstanding immediately prior to the consummation of the Merger (collectively, the "Chinese Debt Payoff");

               (iv) all payables and other Liabilities (other than Liabilities created by this Agreement and the Ancillary Agreements) owed by HEI, HEA or any of their respective Affiliates (other than the Company, ChipPAC Korea or ChipPAC Shanghai) to the Company, ChipPAC Korea, ChipPAC Shanghai, ChipPAC BVI, ChipPAC Barbados or any other Subsidiary of the Company, whether or not reflected in the Balance Sheet, shall be canceled without payment, in full and complete satisfaction of such payables and Liabilities, and (to the extent not already paid pursuant to other provisions of this Agreement) all payables and other Liabilities (other than Liabilities created by this Agreement and the Ancillary Agreements) owed by the Company, ChipPAC Korea, ChipPAC Shanghai, ChipPAC BVI, ChipPAC Barbados or any other Subsidiary of the Company to HEI, HEA or any of their respective Affiliates shall be canceled without payment, in full and complete satisfaction of such payables and Liabilities, except that (A) the Company shall repay its payables and Liabilities set forth in Schedule 2.2(g)(iv) outstanding immediately prior to the consummation of the Merger (the "US Intercompany Payoff"), (B) ChipPAC BVI shall pay to HEI (such payment to be treated as a deduction from the gross Chinese Equity Sale Proceeds) the amount of the Intercompany Technical Fees and the Intercompany Interest outstanding as of the Closing Date, by delivery of checks in the amount thereof payable to HEI (it being agreed that such payments shall be deemed made on behalf of ChipPAC Shanghai and shall constitute full and complete satisfaction of the Intercompany Technical Fees and Intercompany Interest owed by ChipPAC Shanghai to HEI and that such checks shall bear a notation to such effect), and HEI shall cause the other payables and Liabilities of ChipPAC Shanghai set forth in Schedule 2.2(g)(iv) outstanding as of the Closing Date to be paid (such payments to be treated as a deduction from the gross Chinese Equity Sale Proceeds) (the "Chinese Intercompany Payoff"), and (C) HEI and HEA shall indemnify and hold harmless each Purchaser Party from and against any and all Taxes incurred as a result of any of the transactions contemplated by this Section 2.2(g)(iv);

               (v) each of ChipPAC Korea and ChipPAC BVI shall repay (the "Note Payments") the outstanding principal amount of the ChipPAC Korea Note and the Intellectual Property Note, respectively, to HEI; and

               (vi) HEI shall repay the amount of Indebtedness outstanding immediately prior to the consummation of the Merger with respect to the items disclosed in Schedule 2.2(g)(vi).

          (h) Management of Regulatory Proceedings. Without limiting the obligations of HEI and HEA pursuant to Section 5.1, Merger Sub shall have primary responsibility for and management of all governmental and regulatory filings, proceedings and approvals required for consummation of the Recapitalization Transactions contemplated by Section 2.2, subject to consultation with HEI and HEA and subject further to control by HEI and HEA of matters affecting interests of HEI and HEA.

          (i) Withholding Taxes. Merger Sub shall bear the cost of all withholding taxes (if any) required to be paid with respect to the transactions contemplated by Section 2.2(c)(i), Section 2.2(c)(ii), Section 2.2(c)(iii),
Section 2.2(d), Section 2.2(e)(ii), Section 2.2(e)(iii), Section 2.2(e)(iv),
Section 2.2(e)(v), Section 2.2(e)(vi), Section 2.2(e)(vii), and Section 2.2(f)(i). HEI shall bear the cost of all other withholding taxes required to be paid with respect to the transactions contemplated by Article II of this Agreement, including withholding taxes (if any) required to be paid with respect to the transactions comprising the Cash Consideration.

          (j) Adjustment of Amounts. To the extent permitted by applicable law and the terms of applicable governmental and regulatory approvals, Merger Sub shall have the right, on or prior to the Closing Date, to vary the individual dollar amounts of the particular Recapitalization Transactions to take into account changes as a result of business operations, exchange rate changes or otherwise, so long as the aggregate amount of the Cash Consideration, the Common Stock Consideration and the Preferred Stock Consideration payable to HEI and HEA at the Closing, and the tax impact thereof to HEI and HEA, and the timing of payment remain unchanged and so long as there is no increase in the overall amount of payments by HEI, HEA and their Subsidiaries prior to the Closing.

     Section 2.3 The Merger. At the Closing, subject to the provisions of this Agreement and in accordance with the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company (the "Merger"), with the Company continuing as surviving corporation (the "Surviving Corporation"). To effect the Merger, at the Closing: an agreement of merger, in substantially the form of Exhibit A hereto (the "California Agreement of Merger"), shall be duly executed and acknowledged by Merger Sub and by the Company as the Surviving Corporation and shall be delivered to the Secretary of State of the State of California for filing, along with certificates of the officers of the constituent corporations to the Merger ("Officers' Certificates"); and a certificate of merger, in substantially the form of Exhibit B hereto (the "Delaware Certificate of Merger"), shall be duly executed and acknowledged by the Company and shall be delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the latest of: (x) the date and time of the filing and effectiveness of the California Agreement of Merger and the Officers' Certificates with the Secretary of State of the State of California, (y) the date and time of the filing and effectiveness of the Delaware

Certificate of Merger with the Secretary of State of the State of Delaware, or
(z) such other date and time as is provided in the California Agreement of Merger (the "Effective Time").

          (a) Treatment of Stock and Options; Merger Consideration. Prior to the Effective Time, all shares of Company Preferred Stock held by HEA shall be converted by HEA into shares of Company Common Stock in accordance with the terms of the Company's Articles of Incorporation (it being acknowledged and agreed that no accrued but unpaid dividends on the Company Preferred Stock are outstanding as of the date hereof). In addition, prior to the Effective Time, the Company's Articles of Incorporation shall be amended and restated in the form of Exhibit C to establish the classes and amounts of authorized capital stock set forth therein. Immediately thereafter, at the Effective Time:

               (i) the issued and outstanding shares of capital stock of Merger Sub shall be converted, in their entirety, without any action by the stockholders of Merger Sub, into the right to receive, at the Closing, a number of shares of Class L Common and Class A Common (in strips, such that for each share of Class L Common to be issued to the stockholders of Merger Sub, such persons shall be issued nine (9) shares of Class A Common) (the "New Shares"), and the issued and outstanding shares of Company Common Stock and Company Preferred Stock then held by HEA shall be converted in their entirety, without any action by HEA as the holder thereof, into a right on the part of HEI or HEA (as set forth in clause (x) and clause (y) below) to receive, at the Closing:

          (x) to HEA: a number of shares of Class L Common and Class A Common (in strips, such that for each share of Class L Common to be issued to HEA, HEA shall be issued nine (9) shares of Class A Common) (the "Common Stock Consideration") so that immediately following the Effective Time (before taking into account any shares of common stock issued or issuable to employees of the Company or its Subsidiaries or to financing sources), the stockholders of Merger Sub shall own ninety percent (90%) and HEA shall own ten percent (10%) of the shares of Class L Common and Class A Common then issued and outstanding (it being agreed and understood that for purposes of this Section 2.3(a)(i)(x), any stockholder who elects to take Class B Common Stock, par value $0.01 per share, of the Company in lieu of Class A Common shall be deemed to be a holder of Class A Common); and

          (y) to HEA or HEI, as HEA shall direct by written notice to Merger Sub not less than two Business Days prior to the Closing: Company Senior Preferred Stock with an aggregate liquidation value of thirty million dollars ($30,000,000) (the "Preferred Stock Consideration");

               (ii) the Company shall issue (A) to HEA a certificate or certificates (as HEA shall direct) representing a number of shares of Class L Common and Class A Common equal to the Common Stock Consideration and a certificate or certificates (as HEA shall direct) representing a number of shares of Company Senior Preferred Stock equal to the Preferred Stock Consideration, and (B) to the stockholders of Merger Sub a certificate or certificates representing the New Shares; provided, that pending the issuance and delivery of such certificates, the certificates that formerly represented the shares of Merger Sub capital stock held by the stockholders of Merger Sub shall evidence and represent the New Shares; the certificates that formerly represented the Company capital stock held by HEA shall evidence and represent the right to receive the Common Stock Consideration and the Preferred Stock Consideration; and each such certificate for shares of Merger Sub capital stock and Company capital stock shall entitle the holder thereof to all of the rights of a holder of the applicable number of shares of Class L Common, Class A Common or Company Senior Preferred Stock, as the case may be;

          (iii) the shares of Company capital stock surrendered by HEA and the shares of Merger Sub capital stock surrendered by the stockholders of Merger Sub shall be canceled and retired; and

          (iv) each Company Option which is outstanding and unvested immediately prior to the Effective Time shall be canceled without any payment or other consideration therefor, and each Company Option which is outstanding and vested immediately prior to the Effective Time shall be converted into the right to receive from the Company, immediately prior to the Effective Time (A) the cash payment specified by the Management Incentive Agreement dated as of August 1, 1998 and extended as of March 5, 1999 by and between ChipPAC, Inc., and Dennis McKenna (in the case of Company Options covered thereby), or (B) the cash payment specified by the Management Incentive Agreement dated as of August 1, 1998 and extended as of March 5, 1999 by and between ChipPAC, Inc. and Tony Lin (in the case of Company Options covered thereby), or (C) the cash payment specified by the ChipPAC, Inc. Management Incentive Plan (in the case of Company Options covered thereby) or (D) a cash payment equal to the product of (I) the number of shares of Company Common Stock for which such vested Company Option is exercisable and (II) the difference between the Per Share Amount and the exercise price of such vested Company Option (in the case of any other vested Company Options).

          (b) Further Effects of Merger. At the Effective Time, (i) the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company with the Company as the Surviving Corporation; (ii) the Articles of Incorporation and Bylaws of the Surviving Corporation shall be amended and restated in the form set forth in Exhibit C and Exhibit D, respectively; and (iii) the Merger shall have the further effects set forth in the CGCL and the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the constituent corporations in the Merger; and all rights, privileges, powers and franchises of each of the constituent corporations, and all property, real, personal and mixed, and all debts due to either of the constituent corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the constituent corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the constituent corporations, and the title to any real estate vested by deed or otherwise, in either of the constituent corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the constituent corporations shall be preserved unimpaired, and all debts, liabilities and duties of the constituent corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

          (c) Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time, plus one director designated by HEA in accordance with the Shareholders Agreement, shall be the initial directors and officers of the Surviving Corporation and shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed. The directors and officers of the Company, ChipPAC Korea and ChipPAC Shanghai immediately prior to the Effective Time and each person who is or at any time prior to the Closing Date has been an officer or director of the Company, ChipPAC Korea or ChipPAC Shanghai shall be entitled to indemnification on the terms, and subject to the conditions, set forth in Section 2.

          (d) Change-In-Control Payments. At or immediately prior to the Effective Time, the Company, ChipPAC Korea and ChipPAC Shanghai (as the case may be) shall pay all additional compensation, bonuses and other amounts (if any) required to be paid, as a result, in whole or in part, of the execution and delivery of this Agreement or the consummation of the Recapitalization Transactions, to employees of the Company, ChipPAC Korea or ChipPAC Shanghai pursuant to agreements and arrangements adopted prior to the Effective Time and all Taxes (if any) imposed on the Company, ChipPAC Korea and ChipPAC Shanghai with respect to such additional compensation, bonuses and other amounts, including compensation, bonuses, other amounts and Taxes (if any) which are required to be paid by the Company as a result of (A) the Management Incentive Agreement dated as of August 1, 1998 and extended as of March 5, 1999 by and between ChipPAC, Inc. and Dennis McKenna, (B) the Management Incentive Agreement dated as of August 1, 1998 and extended as of March 5, 1999 by and between ChipPAC, Inc. and Tony Lin, or (C) the ChipPAC, Inc. Management Incentive Plan (it being understood and agreed that nothing herein shall impose on HEI, HEA, the Company, ChipPAC Korea or ChipPAC Shanghai any obligation to pay the Tax liability of any recipient of such additional compensation, bonuses or other amounts) (the "Change-In-Control Payments"). HEA (subject to proportionate reimbursement to HEA by HEI) shall reimburse the Company after the closing for all Change-In-Control Payments (if any) paid by the Company, ChipPAC Korea or ChipPAC Shanghai after the Closing. Each contract pursuant to which any Change-In-Control Payments are or may become due is listed in Section 3.11 (a) of the Company Disclosure Schedule.

     Section 2.4 Purchase Price Adjustment. For purposes of this Section 2.4:
(x) "Working Capital" means an amount equal to the difference (whether positive or negative) between (i) the combined tangible current assets of the Company, ChipPAC Korea and ChipPAC Shanghai (which for purposes of this Agreement shall consist of cash and marketable securities (but not foreign exchange contracts), accounts receivable, inventory and other current assets) and (ii) the combined current liabilities of the Company, ChipPAC Korea and ChipPAC Shanghai (which for purposes of this Agreement shall consist of trade accounts payable, accrued personnel expenses and other accrued expenses); (y) "Peg Amount" means: (i) if the Cash Consideration has been reduced pursuant to Section 2.4(b)(i) because Estimated Working Capital is less than Required Working Capital, Estimated Closing Working Capital, and (ii) if the Cash Consideration has been increased pursuant to
Section 2.4(b)(ii), the sum of Required Working Capital plus the amount by which the Cash Consideration has been increased pursuant to Section 2.4(b)(ii); and
(z) no lease termination charge or payments required to take title to property shall be deemed to be capital expenditures.

          (a)  Closing Financial Statements.

               (i) At least five (5) Business Days prior to the Closing, HEI and HEA shall prepare and deliver to Merger Sub (A) an unaudited estimated combined balance sheet of the Company, ChipPAC Korea and ChipPAC Shanghai as of the close of business on the Closing Date but without giving effect to any of the Recapitalization Transactions and without accruing or reflecting the payment of the fees and expenses of Merger Sub, Bain Capital, Inc., MSX Holdings LLC, Citicorp Venture Capital Ltd. or any of their Affiliates contemplated by Section
12.3 (the "Estimated Closing Balance Sheet"), which shall reflect reasonable good faith estimates of the amount of Working Capital and cash (net of book overdrafts) that will be on the balance sheets of the Company, ChipPAC Korea and ChipPAC Shanghai as of the close of business on the Closing Date (but without giving effect to any of the Recapitalization Transactions) (the "Estimated Closing Working Capital" and the "Excess Cash", respectively); (B) an unaudited statement of estimated combined research and development expenditures made by the Company ChipPAC Korea and ChipPAC Shanghai for the period beginning January 1, 1999 and ending as of the close of business on the Closing Date (but without giving effect to any of the Recapitalization Transactions) (the "Estimated Pre-Closing R&D Expenditures"); and (C) an unaudited statement of estimated combined capital expenditures made by the Company, ChipPAC Korea and ChipPAC Shanghai for the period beginning January 1, 1999 and ending as of the close of business on the Closing Date (but without giving effect to any of the Recapitalization Transactions) (the "Estimated Pre-Closing Capital Expenditures"); provided, that if HEI and HEA, on the one hand, and Merger Sub, on the other hand, cannot agree upon the amounts to be included in the Estimated Closing Balance Sheet (including the amount of Estimated Closing Working Capital or Excess Cash), the statement of Estimated Pre-Closing R&D Expenditures, or the statement of Estimated Pre-Closing Capital Expenditures, the amounts in dispute shall be based upon the balances reflected in the books and records of the Company, ChipPAC Korea and ChipPAC Shanghai as of calendar month end immediately preceding the Closing Date. The Estimated Closing Balance Sheet and the statements of Estimated Pre-Closing R&D Expenditures and Estimated Pre-Closing Capital Expenditures shall be prepared in accordance with GAAP in a manner consistent with the Company's accounting policies used in the preparation of the Balance Sheet.

          (ii) As soon as practicable but in no event later than one hundred twenty (120) days after the Closing Date, the Company shall deliver to HEI and HEA (A) an audited combined balance sheet of the Company, ChipPAC Korea and ChipPAC Shanghai as of the close of business on the Closing Date, but without giving effect to any of the Recapitalization Transactions (the "Closing Balance Sheet"), which Closing Balance Sheet shall reflect actual

Working Capital as of the close of business on the Closing Date (the "Closing Working Capital"); (B) an audited statement of combined research and development expenditures made by the Company, ChipPAC Korea and ChipPAC Shanghai for the period beginning January 1, 1999 and ending as of the close of business on the Closing Date (the "Actual R&D Expenditures"), and (C) an audited statement of combined capital expenditures made by the Company, ChipPAC Korea and ChipPAC Shanghai for the period beginning January 1, 1999 and ending as of the close of business on the Closing Date (the "Actual Capital Expenditures"). The Closing Balance Sheet and the statements of Actual R&D Expenditures and Actual Capital Expenditures are collectively referred to as the "Closing Financial Statements". The Closing Financial Statements shall be audited by a PriceWaterhouseCoopers engagement team selected by the Company (or another firm of independent public accountants mutually acceptable to the Company, HEI and HEA) and shall be prepared in accordance with GAAP in a manner consistent with the Company's accounting policies used in the preparation of the Balance Sheet and the related statements of operations, stockholders equity and cash flows for the six months ending on the Financial Statement Date, subject to the provisions of Section 2.4(e) and without giving effect to any of the Recapitalization Transactions or any fees and expenses of Merger Sub, Bain Capital Inc., Citicorp Venture Capital Ltd. or their Affiliates paid or reimbursed by the Company.

          (b) Adjustments at the Closing. At the Closing, (i) if Estimated Closing Working Capital is less than thirty million dollars ($30,000,000) (the "Required Working Capital"), or if Estimated Pre-Closing Capital Expenditures are less than the prorated budgeted amounts (prorated on a daily basis for the period beginning January 1, 1999 and ending on the Closing Date) for capital expenditures set forth in the capital budget annexed hereto as Exhibit E (the "Capital Budget"), or if Estimated Pre-Closing R&D Expenditures are less than the prorated budgeted amounts (prorated on a daily basis for the period beginning January 1, 1999 and ending on the Closing Date) for research and development expenditures set forth in the quarterly research and development budgets annexed hereto as Exhibit F (the "R&D Budgets"), then the Cash Consideration payable at the Closing shall be reduced by the total amount of such shortfall, (ii) if Estimated Closing Working Capital is greater than Required Working Capital, then the Cash Consideration payable at Closing shall be increased by the amount of such excess (not to exceed the amount of Excess
Cash) and (iii) if Estimated Pre-Closing Capital Expenditures exceed the prorated budgeted amounts for capital expenditures set forth in the Capital Budget, or if Estimated Pre-Closing R&D Expenditures exceed the prorated budgeted amounts for research and development expenditures set forth in the R&D Budgets, and if Merger Sub has consented in writing to the expenditures resulting in such excess, then the Cash Consideration payable at the Closing shall be increased by the total amount of such excess.

          (c) Post-Closing Adjustment. Promptly following the determination of the Closing Balance Sheet and the Closing Working Capital, the Cash Consideration shall be adjusted as follows and payment, by wire transfer of immediately available funds shall be made by the Company or by HEI and HEA, as the case may be, not later than five (5) Business Days following such determination:

               (i) if Closing Working Capital is less than the Peg Amount, or if Actual Capital Expenditures are less than the Estimated Pre-Closing Capital Expenditures, or if Actual R&D Expenditures are less than the Estimated Pre-Closing R&D Expenditures, then the Cash Consideration shall be reduced, and HEI shall pay to the Company, the aggregate amount of such shortfall, and

               (ii) if Closing Working Capital is greater than the Peg Amount, or if Actual Capital Expenditures are greater than the Estimated Pre-Closing Capital Expenditures (and if Merger Sub has consented in writing to the expenditures resulting in such excess), or if Actual R&D Expenditures are greater than the Estimated Pre-Closing R&D Expenditures (and if Merger Sub has consented in writing to the expenditures resulting in such excess), then the Cash Consideration shall be increased, and the Company shall cause ChipPAC BVI or ChipPAC Korea to pay to HEI the amount of such excess.

               (iii) In each case, the payments provided by this Section 2.4(c) shall include interest from the Closing Date to the date of such payment at a rate of ten percent (10%) per annum.

          (d) Resolution of Disputes. The Closing Financial Statements (including the amount of Closing Working Capital, the amount of Actual R&D Expenditures and the amount of Actual Capital Expenditures) shall become final and binding on HEI, HEA and the Company unless HEI and HEA give written notice of their disagreement (a "Notice of Disagreement") to the Company within forty-five (45) days following receipt by HEI and HEA of the Closing Financial Statements. Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. The Company shall have twenty-five
(25) days following its receipt of the Notice of Disagreement to review the Notice of Disagreement and to give notice of any disagreement therewith (the "Counter-Notice of Disagreement") to HEI and HEA. If the Company does not give a Counter-Notice of Disagreement within such period, the Closing Financial Statements (including the amount of Closing Working Capital, Actual R&D Expenditures and Actual Capital Expenditures) shall be adjusted as set forth in the Notice of Disagreement and, as so adjusted, shall be final and binding upon all parties. If the Company gives timely Counter-Notice of Disagreement, HEI, HEA and the Company shall attempt in good faith to resolve their disagreements. If HEI, HEA and the Company are unable to resolve all of their disagreements with respect to the Closing Financial Statements or the amount of Closing Working Capital or the amount of Actual R&D Expenditures or the amount of Actual Capital Expenditures within twenty (20) days following the Company's delivery to HEI and HEA of a Counter-Notice of Disagreement, they shall refer their remaining differences to the U.S. national office of an internationally recognized firm of independent accountants as to which HEI, HEA and the Company mutually agree (the "CPA Firm"), which shall, acting as experts and not as arbitrators, determine, and only with respect to the remaining differences so submitted, whether, and to what extent, if any, the Closing Financial Statements or the amount of Closing Working Capital, Actual R&D Expenditures or Actual Capital Expenditures requires adjustment. HEI, HEA and the Company shall direct the CPA Firm to use its best efforts to render its determination within forty-five (45) days after the submission of any such dispute to the CPA Firm. The CPA Firm's determination of the Closing Financial Statements (including the amount of Closing Working Capital, Actual R&D Expenditures and Actual Capital Expenditures) shall be conclusive and binding upon the Company, HEI and HEA. The fees and disbursements of the CPA Firm shall be borne fifty percent (50%) by the Company and fifty percent (50%) by HEI and HEA.

          (e) No Double-Counting. In calculating the adjustments provided by this Section 2.4, it is the intention of the parties to avoid double payment, double-crediting or other double-counting of items (including Taxes and other items covered by the indemnification provisions of Article X or Article XI) which would result in an inequitable and unintended benefit to one party or parties to the detriment of the other party or parties, and no adjustment pursuant to this Section 2.4 shall be made for any loss contingencies for which the Company has already recovered indemnification pursuant to Article X or
Article XI.

          (f) Indebtedness. In the event of an error in the calculation of any Indebtedness of HEI, the Company, ChipPAC Korea or ChipPAC Shanghai required to be repaid at or prior to the Closing pursuant to Section 2.2, any underpayment or overpayment shall be for the account of HEI and HEA and shall be treated as an adjustment to the Cash Consideration when ultimately closed out, and in the event of any dispute shall be subject to the dispute resolution procedure of
Section 2.4(d).

          (g) Foreign Exchange Contracts. HEI and HEA shall cause the Company, ChipPAC Korea and ChipPAC Shanghai to settle and close all foreign exchange contracts to which the Company, ChipPAC Korea or ChipPAC Shanghai is a party, effective prior to the Closing. Any gains or losses with respect to such foreign exchange contracts that remain unsettled shall be for the account of HEI and HEA and shall be treated as an adjustment to the Cash Consideration when ultimately closed out, and in the event of any dispute shall be subject to the dispute resolution procedure of Section 2.4(d).

          (h) Physical Inventory. The Company, ChipPAC Korea and ChipPAC Shanghai shall take and complete a 100% physical inventory as soon as practicable following the Closing Date. HEI, HEA and Merger Sub (or their respective representatives), shall be entitled to observe such physical inventory.

     Section 2.5 Hyundai Earn-Out. HEI will be eligible to receive from the Company additional consideration (the "HEI Earn-Out") during the four (4) year period commencing January 1, 1999 (the "Earn-Out Period"), payable annually, if earned (the "Earn-Out Payment"), and calculated in the manner set forth below; provided, however, that such HEI Earn-Out shall not exceed the aggregate amount of thirty-five million dollars ($35,000,000) (the "Earn-Out Maximum").

          (a) The Earn-Out Payment shall be calculated as the product of (i) 33.3% (the "Earn-Out Ratio") and (ii) the amount by which earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries on a consolidated basis and before deduction or accrual of fees paid or payable to Bain Capital, Inc., MSX Holdings LLC and their respective Affiliates pursuant to the Advisory Agreements, excluding all extraordinary gains or losses as determined by the Company's auditors ("EBITDA") during the specified fiscal year of the Earn-

Out Period exceeds the annual EBITDA Thresholds described below for such specified fiscal year (such difference, hereinafter referred to as the "Earn-Out Spread".)

          (b) The Earn-Out Spread in any one year shall be calculated by deducting from actual EBITDA for a fiscal year period (such actual EBITDA, as determined by the Company's independent auditors on a basis consistent with Regulation S-X promulgated under the Securities Act of 1933 ("Regulation S-X"), the EBITDA Thresholds set forth below for each respective fiscal year. If HEI or HEA or the Company recovers any amount by way of indemnification pursuant to
Article X hereof, such amount shall be disregarded for purposes of determining EBITDA for such fiscal year.

Fiscal Year    EBITDA Threshold
-----------    ----------------
1999.......     $116.5 million
2000.......     $171.3 million
2001.......     $198.5 million
2002.......     $231.8 million

To the extent that the calculated Earn-Out Spread is negative, it shall be deemed to be zero and HEI shall not at any time be entitled to the Earn-Out Payment for such fiscal year.

          (c) The amount of the Earn-Out Payment shall be calculated by the independent auditors of the Company annually, and shall be notified to HEI within one hundred twenty (120) days of the end of each fiscal year. Except as provided in the following sentence, the Earn-Out Payment shall be made by the Company to HEI in cash in immediately available funds within ten (10) days of the notification by the auditors. If, notwithstanding the exercise of the Company's good faith commercially reasonable best efforts to secure less restrictive terms or a waiver of the applicable restrictions, terms required by creditors in credit agreements or indentures with the Company or any of its Subsidiaries have the effect of prohibiting the Company or any of its Subsidiaries in any fiscal year from making the Earn-Out Payment (either in whole or in part) in cash, the Company shall (i) so notify HEI and shall furnish copies of such agreements and indentures and a detailed explanation of the effect thereof on the Company's ability to pay the Earn-Out Payment in cash, and
(ii) make the Earn-Out Payment for such fiscal year in cash up to the maximum extent permitted by such agreements and indentures and, for all amounts in excess of such maximum, by issuing to HEI shares of Company Senior Preferred Stock with an aggregate liquidation value equal to the balance of the Earn-Out Payment. If the Earn-Out Payment is made in whole or in part in shares of Company Senior Preferred Stock, then the Company shall notify HEI promptly after it becomes able to make such payment, either in whole or in part, in cash and shall forthwith redeem such shares of Company Senior Preferred Stock, for cash, in the full amount of the liquidation value of such shares together with accrued and unpaid dividends thereon. No Non-Liquidating Distribution (as defined in the Articles of Incorporation), shall be declared or paid to the holders of the Company's Common Stock or any class thereof (i) if such Non-Liquidating Distribution would impair in any manner the ability of the Company to pay any portion of the Earn-Out Payment in cash and (ii) until HEI's entitlement to an Earn-Out Payment for the preceding fiscal given year has been calculated pursuant to this Section 2.5(c) and the full amount of the Earn-Out Payment (if any) earned for such preceding fiscal year has been paid in cash in full. Subject to the foregoing, and subject to the restrictions set forth in the Company's Articles of Incorporation, Non-Liquidating Distributions may be made to holders of the Company's common stock after HEI's entitlement to an Earn-Out Payment for the preceding fiscal year has been calculated pursuant to this Section 2.5(c) and either no Earn-Out Payment is due or the full amount of all Earn-Out Payments due for all prior periods has been paid in cash.

          (d) During the Earn-Out Period, the Company's and its Subsidiaries' financial records shall be maintained in accordance with GAAP (it being agreed that to the extent that any change in GAAP from and after the date hereof requires the Company to modify its accounting policies to conform with GAAP and such change in GAAP results in an increase or decrease in actual EBITDA, such change in GAAP will be ignored for purposes of computing the HEI Earn-Out). During the Earn-Out Period, the Company shall provide to HEI all financial statements to be delivered to HEI pursuant to the Shareholders Agreement.

          (e) The Company shall allow an auditing firm of international standing selected by HEI to review appropriate records of the Company in order to verify the accuracy of the calculation of the Earn-Out Payment hereunder. Any such review shall be conducted during normal business hours and shall be commenced within ten (10) days after the Company's receipt of written request by HEI therefor (which request shall be made, if at all, no later than sixty (60) days after receipt by HEI of the calculation of the Earn Out Payment for 1999, 2000 and 2001 and no later than ninety (90) days after receipt of the calculation of the final Earn-Out Payment, pursuant to Section 2.5(c)), it being agreed that after the expiration of any such period, no "look-back" to the calculation of any prior year's Earn-Out Payments shall be allowed unless the financial statements for such period are restated. The cost of such review shall be borne by HEI unless the parties agree (or the decision of the independent accountant referred to in the last sentence of this paragraph establishes) that the Company has underpaid the Earn-Out Payment by the greater of ten percent (10%) or two hundred fifty thousand dollars ($250,000), in which case such costs shall be born by the Company. No such review shall be conducted more often than once per year. Any disagreement by the Company with the calculation of the Earn-Out Payment based on such review shall be referred to an internationally recognized firm of independent accountants selected by reasonable mutual agreement of HEI and the Company (which shall each bear fifty percent (50%) of the fees and disbursements of such firm), which firm shall, acting as experts and not as arbitrators, determine, and only with respect to the remaining differences so submitted, whether and to what extent the calculation of the Earn-Out Payment should be adjusted.

          (f) If (x) the Company sells, leases, licenses or otherwise disposes of a majority of its assets (on a consolidated basis), or holders of the Company's capital stock sell or transfer to any third party (whether by sale of stock, merger, consolidation or otherwise) shares of the Company's capital stock and, as a result of such sale of transfer, the holders of Company capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Company's Board of Directors immediately prior to such sale or transfer cease to own Company capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Company's Board of Directors, and (y) the Earn-Out Payment for each of the two years immediately preceding such transaction has been earned, and based on the Company's results of operations as of the date of such transaction, a pro rata portion of the EBITDA Threshold has been exceeded, then the amount of the remaining Earn-Out Maximum which has not theretofore been paid to HEI as of such date shall, upon closing of such transaction, be paid to HEI in full. If the Company acquires another entity or entities, or if the Company acquires or discontinues or disposes of or sells any line or lines of business or assets, in each case (i) in exchange for aggregate consideration with a value of fifty million dollars ($50,000,000) or more or
(ii) with an aggregate value in excess of ten percent (10%) of the consolidated assets of the Company and its Subsidiaries (but not less fifty million dollars ($50,000,000)) (determined based on fair value as determined by the Board of Directors of the Company in good faith), or if the Company otherwise takes any material action that could reasonably be expected to affect the amount, timing or ability of the Company to pay the Earn-Out Payment, then in each case the Company and HEI shall in good faith determine the pro forma effect of such transaction on the results of operations of the Company and its Subsidiaries on a consolidated basis, and negotiate in good faith mutually agreeable adjustments in the calculation of the EBITDA Thresholds to reflect such pro forma economic effect. Should the parties fail to agree on the pro forma effect of such transaction, or on the resulting changes to the EBITDA Threshold, the parties shall refer their disagreement to the CPA Firm, which shall determine the pro forma effect of such transaction and the resulting adjustments to EBITDA Threshold.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF HEI AND HEA

     Except as set forth in or contemplated by this Agreement, the Financial Statements delivered to Merger Sub pursuant to Section 3.7 or the disclosure schedule of HEI and HEA delivered to Merger Sub herewith (the "Company Disclosure Schedule"), HEI and HEA hereby jointly and severally represent and warrant to Merger Sub as follows:

     Section 3.1 Corporate Existence and Authority. HEI is a corporation duly incorporated and validly existing under the laws of the Republic of Korea; HEA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California; and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. Each of HEI, HEA and the Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Company has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, and is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use or leasing of its assets and properties or the conduct of its business makes such qualification, licensing, or admission necessary, except where the failure to be so qualified, licensed, admitted or in good standing could not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 3.2 Authorization; Binding Effect. The execution and delivery by HEI, HEA and the Company of this Agreement and the Ancillary Agreements to which HEI, HEA or the Company is a party, and the performance by HEI, HEA and the Company of their respective obligations hereunder and thereunder, have been duly and validly authorized by their respective Boards of Directors, no other corporate action on their part or on the part of their respective shareholders being necessary, except shareholder approval of the Merger by the shareholders of the Company, which approval HEI and HEA agree they shall effect promptly following the date hereof and shall not thereafter revoke or rescind. This Agreement has been and the Ancillary Agreements have been (or prior to the Closing will be) duly and validly executed and delivered by HEI, HEA and the Company and, upon the execution and delivery thereof by the other parties thereto, will constitute, their legal, valid and binding obligations enforceable against them in accordance with the terms thereof.

     Section 3.3 Capital Stock. The authorized capital stock of the Company consists of eighty five million five hundred thousand (85,500,000) shares of capital stock of which not more than forty million (40,000,000) shares may be shares of common stock, no par value ("Company Common Stock") and not more than forty five million five hundred thousand (45,500,000) shares may be shares of preferred stock, no par value. As of the date of this Agreement, (i) thirty three million three hundred thirty three thousand three hundred thirty three and thirty-three hundredths (33,333,333.33) shares of Series A Preferred Stock, no par value, of the Company ("Company Preferred Stock") were issued and outstanding, all of which were validly issued, fully paid and nonassessable;
(ii) no shares of Company Common Stock were issued or outstanding; and (iii) two million five hundred eight thousand nine hundred sixty (2,508,960) shares of Company Common Stock were reserved for issuance under the Stock Plan, one million four hundred forty thousand eight hundred seventy-six (1,440,876) shares of which were subject to outstanding options and one million sixty-eight thousand eighty-four (1,068,084) shares of which were available for future grants. Immediately prior to the Closing (and prior to the consummation of the Recapitalization Transactions), subject to HEA's right to convert its shares of Company Preferred Stock into Company Common Stock, thirty three million three hundred thirty three thousand three hundred thirty three and thirty-three hundredths (33,333,333.33) shares of Company Preferred Stock will be issued and outstanding, all of which will be owned by HEA. Except for this Agreement, and Company Options outstanding pursuant to the Stock Plan, there are no outstanding options or rights in favor of any person to purchase shares of any class or series of capital stock from the Company. Set forth in Section 3.3 of the Company Disclosure Schedule is a table showing the number of Company Options outstanding as of the date of this Agreement, the number of Company Options held by non-employee directors of the Company and the exercise price and vesting schedule of all such Company Options.

     Section 3.4 Subsidiaries. ChipPAC Korea is a corporation duly incorporated and validly existing under the laws of the Republic of Korea. Each of ChipPAC Shanghai I and ChipPAC Shanghai II is a company limited and a wholly foreign owned entity duly formed and validly existing under the laws of the People's Republic of China. ChipPAC Korea, ChipPAC

Shanghai I and ChipPAC Shanghai II each has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties. The authorized capital stock of ChipPAC Korea consists of eighty million (80,000,000) shares of ChipPAC Korea common stock, of which forty million (40,000,000) shares are issued and outstanding, all of which are fully paid and nonassessable. As of February 26, 1999, ChipPAC Korea had paid-up capital of two hundred billion (200,000,000,000) Korean won and between such date and the date of this Agreement there has been no material change in the amount of such paid-up capital. All outstanding shares of capital stock of ChipPAC Korea will be owned by HEI or ChipPAC BVI prior to the Closing as part of the Recapitalization Transactions. The registered capital of ChipPAC Shanghai I consisted as of the date of this Agreement of seventy three million three hundred thousand dollars ($73,300,000). The authorized capital of ChipPAC Shanghai II consisted as of the date of this Agreement of twelve million dollars ($12,000,000), of which one million eight hundred thousand dollars ($1,800,000) in registered capital is legally required to be contributed, and will be contributed, before March 31, 1999. The Company does not directly or indirectly own any rights or interests in any other person or entity, other than ChipPAC Korea and ChipPAC Shanghai. All of the equity interests of ChipPAC Shanghai I and ChipPAC Shanghai II will be owned by HEI or a direct or indirect Subsidiary of HEI prior to the Closing as part of the Recapitalization Transactions. There are no outstanding options or rights in favor of any person to purchase shares of any class or series of capital stock of ChipPAC Korea or ChipPAC Shanghai.

     Section 3.5 Absence of Conflicts. The execution and delivery by HEI, HEA and the Company of this Agreement and the Ancillary Agreements do not, and the performance by HEI, HEA and the Company of their respective obligations under this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with or result in a violation or breach of the articles of incorporation, by-laws or other similar charter documents of HEI, HEA or the Company, ChipPAC Korea or ChipPAC Shanghai; (b) subject to obtaining the consents, approvals and actions, and making the filings and giving the notices described in Section 3.6 and
Section 4.4, conflict with or result in a violation or breach of any law or Order applicable to (i) HEI, HEA, the Company, ChipPAC Korea or ChipPAC Shanghai, or any of their respective assets and properties; (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require HEI, HEA, the Company, ChipPAC Korea or ChipPAC Shanghai to obtain any consent or approval of any person as a result or under the terms of, (iv) result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Encumbrance upon the Company, ChipPAC Korea or ChipPAC Shanghai, or any of their respective assets or properties under, any agreement to which HEI, HEA, the Company, ChipPAC Korea or ChipPAC Shanghai is a party or by which any of their respective assets or properties is bound, other than, in the case of clauses (b) and (c), such conflicts, violations, breaches and other consequences within the scope of clauses (b) and (c) which would occur solely as a result of the identity or the legal or regulatory status of Merger Sub or any of its Affiliates. Notwithstanding any provision in the Agreement or any schedule or exhibit to the Agreement to the contrary, HEI's and HEA's obligations to consummate the transactions contemplated by the Agreement shall not be conditioned upon the waiver or amendment of any instrument governing any

Indebtedness for Borrowed Money or any Encumbrance granted in connection therewith. In furtherance of the foregoing, on or prior to the Closing Date. HEI and HEA hereby covenant and agree to obtain the release of any Encumbrance (other than Permitted Encumbrances) on any of the assets of the Company, ChipPAC Korea or ChipPAC Shanghai, including any such item listed in the Company Disclosure Schedule.

     Section 3.6 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of HEI, HEA, the Company, ChipPAC Korea or ChipPAC Shanghai is required in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (i) the filing of a Notification and Report Form pursuant to the HSR Act and the expiration or early termination of the waiting period thereunder; (ii) approvals by government of the Republic of Korea, including approval of the Ministry of Finance and Economy of the Republic of Korea (the "MOFE") under the Korean Foreign Investment and Foreign Capital Inducement Law (the "FIFCIL"); (iii) required filing of an overseas investment report pursuant to the Korean Foreign Exchange Management Regulation ("FEMR");
(iv) approvals by the local Foreign Investment Commission of the municipal government of Shanghai and/or, if required, the Ministry of Foreign Trade of Economic Cooperation of the People's Republic of China ("MOFTEC"); (v) any required filings under applicable antitrust and similar laws of any country (other than the United States) or supranational authority and the expiration or termination of waiting periods thereunder; (vi) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the California Agreement of Merger and the Officers' Certificates with the Secretary of State of the State of California, and (vii) where required solely as a result of the identity or the legal or regulatory status of Merger Sub or any of its Affiliates.

     Section 3.7 Financial Statements and Condition.
                 -----------------------------------

          (a) HEI and HEA have delivered to Merger Sub the audited pro forma combined balance sheets of the Company, ChipPAC Korea and ChipPAC Shanghai I as of June 30, 1998 (the "Financial Statement Date"), and December 31, 1997 and 1996 and the unaudited pro forma combined balance sheet as of September 30, 1998, as if the Company, ChipPAC Korea and ChipPAC Shanghai I had existed on a combined basis as of such dates and the related audited pro forma combined statements of operations, stockholders' equity and cash flows for the six months ended on the Financial Statement Date and the years ended December 31, 1997, 1996 and 1995 and unaudited pro forma combined statement of operations, stockholders' equity and cash flows for the nine months ended September 30, 1998, together with a true and correct copy of the report on such financial statements by PriceWaterhouseCoopers (the June 30, 1998 pro forma combined balance sheet hereinafter referred to as the "Balance Sheet" and all of the aforementioned financial statements are collectively referred to herein as the "Financial Statements"). Except as set forth in the notes thereto, all such pro forma combined financial statements were prepared in accordance with GAAP and fairly present in all material respects the combined financial condition and results of operations of the Company, ChipPAC Korea and ChipPAC Shanghai I as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of the unaudited financial statements, to normal year-end adjustments and the absence of notes.
Schedule 2.2(g)(ii), Schedule 2.2(g)(iii), Schedule 2.2(g)(iv) and Schedule 2.2(g)(vi) reflect the Company's best estimates of the Indebtedness of the Company, ChipPAC Korea and ChipPAC Shanghai as of the dates set forth therein.

          (b) Since the Financial Statement Date there has been no Material Adverse Effect on the Company and no event has occurred which could reasonably be expected to result in a Material Adverse Effect on the Company.

          (c) Except as set forth on the Balance Sheet, the Company, ChipPAC Korea and ChipPAC Shanghai are not subject to any Liability other than trade payables and accrued expenses incurred in the ordinary course of business of the Company, ChipPAC Korea and ChipPAC Shanghai.

          (d) Since the Financial Statement Date, neither the Company, ChipPAC Korea nor ChipPAC Shanghai has taken any action described in clause (a) through
(n), inclusive, of Section 5.5 of this Agreement.

     Section 3.8 Taxes. The Company, ChipPAC Korea and ChipPAC Shanghai have filed or caused to be filed all Tax Returns required to be filed in all jurisdictions under applicable law and all such Tax Returns are complete and correct in all material respects. The Company, ChipPAC Korea and ChipPAC Shanghai have, within the time and in the manner prescribed by law, paid directly or indirectly (and until the Closing will pay directly or indirectly within the time and in the manner prescribed by law) all Taxes that are due and payable. No examination of any Tax Return of the Company, ChipPAC Korea or ChipPAC Shanghai is underway of which notice has been provided to HEI, HEA, the Company, ChipPAC Korea or ChipPAC Shanghai. There are no outstanding (a) powers of attorney granted by the Company, ChipPAC Korea or ChipPAC Shanghai concerning any Tax matter, (b) agreements or waivers extending the statutory period of limitation applicable to any Tax Return or Taxes of the Company, ChipPAC Korea or ChipPAC Shanghai, or (c) agreements entered into with any taxing authority that would have a continuing effect on the Company, ChipPAC Korea and ChipPAC Shanghai taken together as a whole after the Closing Date. The Company, ChipPAC Korea and ChipPAC Shanghai have no liability for the Taxes of any other person other than the Company, ChipPAC Korea and ChipPAC Shanghai under Treasury Regulation Section 1.1502-6 (or any similar provision of national, state, provincial, local or other law of any country).

     Section 3.9 Legal Proceedings. There are no Orders outstanding and no Actions or Proceedings pending or, to the Knowledge of HEI and HEA, threatened
(i) against the Company, ChipPAC Korea or ChipPAC Shanghai or any of their respective assets and properties, or (ii) against, relating to or affecting HEI, HEA or the Company or ChipPAC Korea or ChipPAC Shanghai, or any of their respective assets and properties, which could reasonably be expected to delay or to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, or otherwise to impair the ability of HEI, HEA or the Company to perform its respective obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby or otherwise to impair the ability of the Company, ChipPAC Korea or ChipPAC Shanghai to conduct their business after the Closing.

     Section 3.10 Compliance With Laws and Orders. Neither the Company, ChipPAC Korea nor ChipPAC Shanghai has been or is in violation of or in default under any law applicable to the Company, ChipPAC Korea or ChipPAC Shanghai, or any of their respective assets and properties (i) in any material respect or (ii) in any respect that restricts the operation of the business of the Company or its Subsidiaries.

     Section 3.11  Benefit Plans; ERISA.

          (a) Set forth in Section 3.11 of the Company Disclosure Schedule is a list of all Benefit Plans of the Company, ChipPAC Korea and ChipPAC Shanghai or pursuant to which any employee of the Company, ChipPAC Korea and ChipPAC Shanghai is entitled to benefits. Each Benefit Plan which is listed in Section
3.11 of the Company Disclosure Schedule is in compliance in all material respects with all applicable laws, including, if applicable, provisions of ERISA, the Code and all other U.S. federal and U.S. state laws and all local laws applicable in the jurisdiction in which the Benefit Plan is maintained. There are no proceedings, claims (other than for benefits payable in the normal course of business) or suits pending or, to the Knowledge of HEI or HEA, threatened by any Governmental or Regulatory Authority or any participant or beneficiary against any of the Benefit Plans, the assets of any of the trusts under any of the Benefit Plans or the plan sponsor or any fiduciary of any of the Benefit Plans. All contributions required to be made with respect to the Benefit Plans relating to any employee of the Company, ChipPAC Korea and ChipPAC Shanghai have been made (or have been accrued for in the Balance Sheet or will be accrued for in the Closing Balance Sheet). None of the Company, ChipPAC Korea or ChipPAC Shanghai (i) has any obligation to pay any separation, severance, termination or similar benefit as a result of the execution and delivery of this Agreement or the consummation of the Recapitalization Transactions (other than the obligations set forth in the management incentive plan and agreements described in Section 2.3(a)(iv)); (ii) maintains, participates in or contributes to any employee pension benefit plan within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code or any similar plan providing for the payment of pension or post-retirement benefits under the laws of the Republic of Korea or the People's Republic of China (other than the ChipPAC Korea "severance indemnity plan" and the ChipPAC Shanghai "pension plan" described in Section 3.11 of the Company Disclosure Schedule); or (iii) as of the Closing Date, will have any unfunded obligations under any Benefit Plan providing for pension or post-retirement benefits or similar payments (other than obligations that will be reflected in accruals in the Closing Balance Sheet with respect to the ChipPAC Korea "severance indemnity plan" and the ChipPAC Shanghai "pension plan").

          (b) There are no (i) unfair labor practice charges pending against any of the Company, ChipPAC Korea or ChipPAC Shanghai or (ii) pending or, to the best of HEI's and HEA's Knowledge, threatened strikes or arbitration proceedings involving labor matters affecting the Company, ChipPAC Korea or ChipPAC Shanghai. Neither the Company,

ChipPAC Korea nor ChipPAC Shanghai has experienced any strikes, work stoppage or other significant labor difficulties of any nature.

     Section 3.12. Real Property.

          (a) Section 3.12(a) of the Company Disclosure Schedule contains a list of each parcel of real property leased or subleased by the Company, ChipPAC Korea or ChipPAC Shanghai (as lessor or lessee). Neither the Company, ChipPAC Korea nor ChipPAC Shanghai owns any real property.

          (b) The Company, ChipPAC Korea and ChipPAC Shanghai have or will have at Closing valid and subsisting leasehold or subleasehold estates in the respective real properties leased by them as lessee or sublessee under leases or subleases referred to in paragraph (a) of this Section 3.12. Each such lease or sublease is a legal, valid and binding agreement, enforceable in accordance with its terms.

     Section 3.13 Tangible Personal Property. The Company, ChipPAC Korea and ChipPAC Shanghai are or at the Closing will be in possession of, and have or at the Closing will have marketable title to, valid leasehold interests in or valid and enforceable rights to use, all tangible personal property which is used in and material to their business, subject to any Permitted Encumbrance.

     Section 3.14  Intellectual Property Rights.

          (a) Section 3.14 of the Company Disclosure Schedule contains a list of
(i) all patented and registered Intellectual Property and all patent applications and applications for registration of Intellectual Property, in each case owned by the Company, ChipPAC Korea or ChipPAC Shanghai; (ii) Intellectual Property licenses to which the Company, ChipPAC Korea or ChipPAC Shanghai is a party; (iii) Intellectual Property subject to the HEI License Agreement; and
(iv) all material unregistered trademarks, service marks, copyrights and trade names used by the Company, ChipPAC Korea or ChipPAC Shanghai, or subject to the HEI License Agreement. At the Closing, giving effect to the Ancillary Agreements, the Company, ChipPAC Korea and ChipPAC Shanghai will have all requisite right, title and interest in or valid and enforceable rights under Contract to use all Intellectual Property necessary to the conduct of their business as presently conducted (the "IP Rights") and after the Closing such IP Rights will be available for use by the Company, ChipPAC Korea, ChipPAC Shanghai or ChipPAC BVI as provided in the HEI License Agreement and the licenses listed in Section 3.14 of the Company Disclosure Schedule. None of HEI, HEA, the Company, ChipPAC Korea, or ChipPAC Shanghai has received notice that the Company, ChipPAC Korea or ChipPAC Shanghai is infringing or misappropriating any Intellectual Property of any other person. None of the Company, ChipPAC Korea, or ChipPAC Shanghai is infringing or misappropriating any Intellectual Property of any other person, and no claim against the Company, ChipPAC Korea, or ChipPAC Shanghai is pending or has been threatened asserting any such infringement or contesting the validity, enforceability, use or ownership of any IP Rights. No "right to use" study or similar investigation with respect to the Intellectual Property of any third party has been conducted by HEI, HEA, the Company, ChipPAC Korea, or ChipPAC Shanghai. To the Knowledge of HEI and HEA, no Third Party is infringing or misappropriating the IP Rights. HEI and HEA make no representation or warranty with respect to (i) any post-Closing use of the IP Rights different from the use of such IP Rights by HEI, HEA, the Company, ChipPAC Korea and ChipPAC Shanghai prior to the Closing; (ii) any use of the IP Rights to manufacture or assemble products other than those of the type manufactured or assembled by HEI, HEA, the Company, ChipPAC Korea and ChipPAC Shanghai prior to the Closing; or (iii) the use by the Company after the Closing of Intellectual Property other than the IP Rights used by HEI, HEA, the Company, ChipPAC Korea and ChipPAC Shanghai prior to the Closing.

          (b) All computer systems used in (or to be used in, pursuant to the Information System Management Service Agreement) the business of the Company, ChipPAC Korea and ChipPAC Shanghai recognize and shall recognize the advent of the year 2000 and can correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000 and the operation and functionality of such computer systems will not be adversely affected by the advent of the year 2000 or any manipulations of data featuring date information relating to dates before, on or after January 1, 2000.

Section 3.15  Contracts.
              ---------

          (a) Section 3.15(a) of the Company Disclosure Schedule contains a list of each of the following Contracts (other than this Agreement and the Ancillary Agreements and Contracts no longer in force or effect) to which the Company, ChipPAC Korea or ChipPAC Shanghai is a party or by which any of their respective assets and properties is bound, as of the date hereof:

               (i) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consulting services for a specified term and payments at any one time or in any one year in excess of two hundred thousand dollars ($200,000), and all labor union contracts;

               (ii) all Contracts with any person containing any provision or covenant prohibiting or materially limiting the ability of the Company, ChipPAC Korea or ChipPAC Shanghai to engage in any business activity or compete with any person or prohibiting or materially limiting the ability of any person to compete with the Company, ChipPAC Korea or ChipPAC Shanghai;

               (iii) all partnership or joint venture agreements and all Contracts relating to Intellectual Property (other than licenses of software readily available and having a total license fee of less than fifty thousand dollars ($50,000));

               (iv) all Contracts governing Indebtedness of the Company, ChipPAC Korea or ChipPAC Shanghai;

               (v) all Contracts providing for (A) the future disposition or acquisition of any assets or properties other than dispositions or acquisitions in the ordinary course of business, and (B) any merger or other business combination;

               (vi) all Contracts between or among the Company, ChipPAC Korea or ChipPAC Shanghai, on the one hand, and HEI, HEA, or any of their other respective Affiliates, or any other entity in which HEI or HEA has any direct or indirect interest, on the other hand, and that by their terms call for the payment by the Company, ChipPAC Korea or ChipPAC Shanghai of more than five hundred thousand dollars ($500,000) in the future in any one year;

               (vii) all Contracts (other than this Agreement) that (A) limit or contain restrictions on the ability of the Company, ChipPAC Korea or ChipPAC Shanghai to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Encumbrance, to purchase or sell any assets and properties, to change the lines of business in which it participates or engages or to engage in any merger or other business combination or (B) require the Company, ChipPAC Korea or ChipPAC Shanghai to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

               (viii) all other Contracts that (A) by their terms call for the payment by or to the Company, ChipPAC Korea or ChipPAC Shanghai of more than five hundred thousand dollars ($500,000) in the future in any one year and (B) cannot be terminated within ninety (90) days after giving notice of termination without resulting in any material cost or penalty to the Company, ChipPAC Korea or ChipPAC Shanghai in excess of one hundred thousand dollars ($100,000); and

               (ix) all Contracts between the Company, ChipPAC Korea or ChipPAC Shanghai, on the one hand, and Intel Corp., on the other hand.

          (b) Each Contract required to be disclosed in Section 3.15(a) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each other party thereto; neither the Company, ChipPAC Korea or ChipPAC Shanghai nor, to the Knowledge of HEI and HEA, any other party to such Contract is in violation of or default under any material provision of any such Contract (or with notice or lapse of time or both, would be in violation of or default under any material provision of any such Contract).

     Section 3.16 Permits. The Company, ChipPAC Korea and ChipPAC Shanghai have all Permits required for the conduct of their business as presently conducted. Each such Permit valid, binding and in full force and effect; and to the Knowledge of HEI and HEA the Company, ChipPAC Korea and ChipPAC Shanghai are not in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit in any material respect. ChipPAC Korea's manufacturing facility and ChipPAC Shanghai's manufacturing facility hold the QS and ISO certifications set forth in Section 3.16 of the Company Disclosure Schedule.

     Section 3.17 Affiliate Transactions. Except as reflected in the Financial Statements and except for the Ancillary Agreements, there is no Indebtedness between the Company, ChipPAC Korea or ChipPAC Shanghai, on the one hand, and HEI, HEA or any of their other Affiliates, on the other hand.

     Section 3.18 Environmental Matters.
                  ---------------------

          (a) No written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company, ChipPAC Korea or ChipPAC Shanghai, and no site or facility, or related offsite disposal site, is listed or is proposed for listing on the NPL, CERCLIS or any similar list of sites requiring investigation or clean-up under the laws of any other country.

          (b) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession HEI or HEA, or the Company, ChipPAC Korea or ChipPAC Shanghai, in relation to any site or facility now or previously owned, operated or leased by the Company, ChipPAC Korea or ChipPAC Shanghai which have not been made available to Merger Sub prior to the execution of this Agreement.

          (c) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, handled or released any Hazardous Material or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Material) in any manner that has given or would give rise to any liabilities or remedial obligations pursuant to any Environmental Law.

     Section 3.19 Accounts Receivable; Inventory. The accounts receivable shown in the Balance Sheet arose in the ordinary course of business; subject to any allowances set forth in the Balance Sheet, were not, as of the Financial Statement Date, subject to any material discount, contingency, claim of offset or recoupment or counterclaim; and represented, as of the Financial Statement Date, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of the Company, ChipPAC Korea and ChipPAC Shanghai arising after the Financial Statement Date through the date of this Agreement arose in the ordinary course of business consistent with past credit extension and other practices and, as of the date of this Agreement, are not subject to any discount, contingency, claim of offset or recoupment or counterclaim, except for normal allowances consistent with past practice. The amount carried for doubtful accounts and allowances disclosed in the Balance Sheet is sufficient to provide for any material Losses which may be sustained on realization of the accounts receivable shown in the Balance Sheet. The inventories shown on the Balance Sheet consisted in all material respects of items of a quantity and quality usable or salable in the ordinary course of business. All such inventories are valued on the Balance Sheet in accordance with GAAP and allowances have been established on the Balance Sheet, in each case in an amount which is adequate for slow-moving, obsolete or unusable inventories.

     Section 3.20 Insurance. HEI and HEA have made available or caused to be made available to Merger Sub copies of each insurance policy (including policies providing property, casualty, liability, and worker's compensation coverage and bond and surety arrangements, but excluding policies no longer in force) with respect to which the Company, ChipPAC Korea or ChipPAC Shanghai is a party, or named insured, or otherwise the beneficiary of coverage as of the date of this Agreement.

     Section 3.21 No Brokers. Except for Merrill Lynch & Co., whose fees, commissions and expenses are the sole responsibility of HEI and HEA, all negotiations relative to this

Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried out by HEI and HEA directly with Merger Sub without the intervention of any person on behalf of HEI or HEA in such a manner as to give rise to any valid claim by any person against Merger Sub, or against the Company, ChipPAC Korea or ChipPAC Shanghai, for a finder's fee, brokerage commission or similar payment.

     Section 3.22 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent, understanding and agreement of each party hereto that neither HEI nor HEA is making any representation or warranty whatsoever, express or implied, except those representations and warranties contained in this Article III and in any certificate delivered pursuant to Section 8.2(g). In particular, neither HEI nor HEA makes any representation or warranty to Merger Sub with respect to (a) the information set forth in the Confidential Descriptive Memorandum relating to the Company, ChipPAC Korea and/or ChipPAC Shanghai or made available to Merger Sub or any of its Representatives in connection with Merger Sub's consideration of the transactions contemplated by this Agreement, and (b) any financial projection or forecast furnished to Merger Sub by, or otherwise relating to, the Company, ChipPAC Korea and/or ChipPAC Shanghai, other than the fact that such projections and forecasts were prepared in good faith and based upon assumptions believed to be reasonable. With respect to all such projections and forecasts, Merger Sub hereby acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) Merger Sub is aware of such uncertainties, (iii) Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts, including projections and forecasts relating to the businesses and operations of the Company, ChipPAC Korea and ChipPAC Shanghai that were previously conducted by HEI, HEA or other Affiliates of HEI or HEA, and (iv) Merger Sub shall have no claim against HEI, HEA or any of their respective Representatives or Affiliates with respect to such projections or forecasts.

     Section 3.23 Assets. All of the Company's, ChipPAC Korea's and ChipPAC Shanghai's buildings, improvements, machinery, equipment and other tangible personal property and assets are in good condition and repair in all material respects, ordinary wear and tear excepted, and are usable in the ordinary course of business and, as of the Closing, giving effect to the Chinese Debt Payoff, the Korean Debt Payoff, the US Debt Payoff and the other repayments and cancellations of Indebtedness and payments of payables to occur as part of the Recapitalization Transactions, all of the assets of each of the Company, ChipPAC Korea and ChipPAC Shanghai will be free and clear of all Encumbrances other than Permitted Encumbrances. The assets of the Company, ChipPAC Korea and ChipPAC Shanghai (together with the services to be made available to the Company, ChipPAC Korea and ChipPAC Shanghai pursuant to the Ancillary Agreements) include all assets (including all Intellectual Property) necessary to the conduct of the business of the Company, ChipPAC Korea and ChipPAC Shanghai as presently conducted.

     Section 3.24 Product Warran1y. No products heretofore sold by the Company, ChipPAC Korea or ChipPAC Shanghai are now subject to any guarantee or warranty other than the Company's standard terms and conditions of sale, a copy of which has previously been made available to Merger Sub. The amount carried in the Balance Sheet is sufficient to provide for replacement of any product designed, manufactured, merchandised, serviced. distributed or sold by the Company, ChipPAC Korea, or ChipPAC Shanghai, or other damages in connection with such sales" or deliveries at any time prior to the Closing Date.

     Section 3.25 Customers. None of HEI, HEA, the Company, ChipPAC Korea or ChipPAC Shanghai has received any notice prior to the date of this Agreement that any of the top twenty (20) customers set forth in Section 3.25 of the Company Disclosure Schedule (which lists the top twenty (20) customers of the Company, ChipPAC Korea and ChipPAC Shanghai for calendar year 1997 and calendar year 1998) intends to terminate or materially reduce its business with the Company, ChipPAC Korea or ChipPAC Shanghai, and no such material customer has terminated or materially reduced its business with the Company, ChipPAC Korea or ChipPAC Shanghai in the twelve (12) months immediately preceding the date of this Agreement (it being understood and agreed that nothing herein shall be construed as a guarantee of any future level of business by any such customer with the Company, ChipPAC Korea or ChipPAC Shanghai, and no claim for indemnification shall be made and no indemnification shall be available, under
Article X or otherwise, for breach or alleged breach of the representation and warranty in this Section 3.25 (except for failure to disclose any such notices received as required by the first sentence of this Section 3.25).

     Section 3.26 Interim Operations of ChipPAC BVI, ChipPAC BVI II, ChipPAC Barbados, ChipPAC Hungary and ChipPAC Luxembourg. Since their acquisition by HEI or the Company, each of ChipPAC BVI, ChipPAC BVI II, ChipPAC Barbados, ChipPAC Hungary and ChipPAC Luxembourg has engaged in no other business activities and has incurred no Liabilities (except as contemplated by this Agreement), and has conducted its respective operations only in furtherance of the transactions contemplated by this Agreement.

     Section 3.27 Transition Services. The level and category of services to be provided to the Company, ChipPAC Korea, ChipPAC Shanghai and ChipPAC BVI pursuant to the Ancillary Agreements, together with the separate assets and operations of the Company, ChipPAC Korea and ChipPAC Shanghai and ChipPAC BVI, are sufficient to operate the business of the Company, ChipPAC Korea and ChipPAC Shanghai as currently conducted in all material respects (taken as whole).

     Section 3.28 Closing Date. The representations and warranties of HEI and HEA contained in this Article III shall be true and correct on the date of the Closing as though then made, other than (i) representations and warranties made as of a specified date earlier than the Closing Date, which shall be true and correct as of such earlier date, or (ii) as HEI and HEA have otherwise advised Merger Sub in writing prior to the Closing.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     Except as set forth in this Agreement or the disclosure schedule of Merger Sub delivered to HEI and HEA herewith (the "Merger Sub Disclosure Schedule"), Merger Sub hereby represents and warrants to HEI and HEA as follows:

     Section 4.1 Corporate Existence and Authority. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

     Section 4.2 Authorization, Binding Effect. The execution and delivery by Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, and the performance by Merger Sub of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Merger Sub, no other corporate action on the part of Merger Sub or any of its stockholders being necessary (including stockholder approval of the Merger, which is not required pursuant to Section 251(f) of the DGCL). This Agreement has been duly and validly executed by Merger Sub, and contemporaneously with the Closing, Merger Sub shall cause its shareholders to duly and validly execute the Shareholders Agreement, and upon the execution and delivery by the other parties thereto, will constitute legal, valid and binding obligations of Merger Sub and, in the case of the Shareholders Agreement, its shareholders, enforceable against Merger Sub and its shareholders, respectively, in accordance with their terms.

     Section 4.3 Absence of Conflicts. The execution and delivery by Merger Sub of this Agreement does not, and the execution and delivery by Merger Sub of the Ancillary Agreements to which it is a party, the performance by Merger Sub of its obligations under this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not: (a) conflict with or result in a violation or breach of the certificate of incorporation or bylaws of Merger Sub; (b) conflict with or result in a violation or breach of any law or Order applicable to Merger Sub or any of its assets or properties; or (c)(i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Merger Sub to obtain any consent or approval of any person as a result or under the terms of, or (iv) result in or give to any person any right of termination, cancellation, acceleration or modification with respect to, or (v) result in the creation or imposition of any Encumbrance upon Merger Sub or any of its assets or properties under, any Contract or license to which Merger Sub is a party or by which any of its assets and properties is bound.

     Section 4.4 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Merger Sub or any of its stockholders is required in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements to which any of them is a party or the consummation of the transactions contemplated hereby or thereby, except (i) the filing of a Notification and Report Form pursuant to the HSR Act and the expiration or early termination of the waiting periods thereunder, (ii) any required filings under any applicable antitrust or similar laws of any country (other than the United States) or supranational authority and the expiration or termination of waiting periods thereunder, or (iii) approvals by the government of the Republic of Korea, including approval of MOFE under FIFCIL; (iv) required filing of an overseas investment report pursuant to FEMR; (v) approvals by the local Foreign Investment Commission of the municipal government of Shanghai and/or, if required, MOFTEC; (vi) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and the California Agreement of Merger and the Officers' Certificates with the Secretary of State of the State of California; or (vii) where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to have a Material Adverse Effect on the Company after the Closing or to delay or have a material adverse effect on the ability of Merger Sub to consummate the transactions contemplated by this Agreement or any of the Ancillary Agreements or to perform any of their respective obligations hereunder or thereunder or where required solely as a result of the identity or the legal or regulatory status of HEI or any of its Affiliates.

     Section 4.5 Legal Proceedings. There are no Orders outstanding and no Actions or Proceedings pending or, to the Knowledge of Merger Sub, threatened against, relating to or affecting Merger Sub or any of its stockholders or any of their respective assets and properties which could reasonably be expected to have a Material Adverse Effect on Merger Sub (or on the Company after the Closing), to delay or to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, or otherwise to impair the ability of Merger Sub or its stockholders to perform their respective obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

     Section 4.6 Purchase for Investment. The New Shares will be acquired by the stockholders of Merger Sub for their own account for the purpose of investment. The stockholders of Merger Sub shall refrain from transferring or otherwise disposing of any of the New Shares, or any interest therein, and the stockholders of Merger Sub shall refrain from transferring or otherwise disposing of their interests in Merger Sub or the Company in such manner as to cause HEI, HEA or the Company, or any of their directors or officers, to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable U.S. state securities or blue sky laws or applicable securities laws of any other country. Subject to the foregoing limitations, the right to dispose of the New Shares shall otherwise be within the sole discretion of the stockholders of Merger Sub.

     Section 4.7 Financing. Merger Sub has previously delivered to HEI copies of the equity commitment, debt commitment and highly confident letters (copies of which are annexed as Annexes XII, XIII and XIV hereto) pursuant to which Merger Sub intends to obtain the funds necessary to deliver the Cash Consideration due and payable at Closing and to make all other necessary payments of fees and expenses due and payable at Closing (including the fees, commissions and expenses of any investment bank or financial adviser to Merger
Sub) in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Bain Capital, Inc. and MSX Holdings LLC have entered into a commitment with Merger Sub (and Citicorp Venture Capital Ltd. has entered into a commitment letter with MSX Holdings LLC, to which each of HEI and HEA is a third party beneficiary of each such letter, to make an equity investment in Merger Sub, on the terms and conditions and in the form set forth in Annex XII attached hereto.

     Section 4.8 No Brokers. Subject to Section 12.3 hereof, all negotiations relative to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby have been carried out by Merger Sub directly with HEI and HEA without the intervention of any person on behalf of Merger Sub in such a manner as to give rise to any valid claim by any person against the Company, ChipPAC Korea, ChipPAC Shanghai, HEI, HEA or any of their respective Subsidiaries for a finder's fee, brokerage commission or similar payment.

     Section 4.9 Investment Company Status. Merger Sub is not, and will not become as a result of the transactions contemplated by this Agreement, registered or regulated as an investment company pursuant to the U.S. Investment Company Act of 1940, as amended.

     Section 4.10 Interim Operations of Merger Sub and Certain Other Entities. Merger Sub was formed solely for the purpose of engaging in the Merger, has engaged in no other business activities, has incurred no Liabilities (except as contemplated by this Agreement), and has conducted its operations only in furtherance of the transactions contemplated by this Agreement. Each of ChipPAC BVI, ChipPAC BVI II, ChipPAC Barbados, ChipPAC Luxembourg and ChipPAC Hungary has been or will be formed solely for the purpose of engaging in the Recapitalization Transactions, and until their acquisition by HEI or the Company have engaged in no other business activities and has incurred no Liabilities (except as contemplated by this Agreement), and has conducted its respective operations only in furtherance of the transactions contemplated by this Agreement.

                                   ARTICLE V

                           COVENANTS OF HEI AND HEA

     HEI and HEA covenant and agree with Merger Sub that, at all times from and after the date hereof until the Closing, HEI and HEA shall comply with all covenants and provisions of this Article V, except to the extent Merger Sub may otherwise consent in writing.

     Section 5.1 Regulatory and Other Approvals. Subject to the responsibility and management of Merger Sub contemplated by Section 2.2(h), HEI and HEA shall, and shall cause the Company and each of its Subsidiaries to, (a) take commercially reasonable steps necessary or desirable, and proceed diligently and in good faith, to obtain, as promptly as practicable, all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other person (including under the HSR Act) required of HEI and HEA, the Company, ChipPAC Korea, ChipPAC Shanghai or any of their respective

Subsidiaries to consummate the transactions contemplated by this Agreement and by the Ancillary Agreements, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other persons as such Governmental or Regulatory Authorities or other persons may reasonably request in connection therewith, (c) provide reasonable cooperation and support to Merger Sub in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other persons required of Merger Sub to consummate the transactions contemplated by this Agreement and by the Ancillary Agreements, and (d) provide, and cause their respective officers, employees and advisors to provide, reasonable cooperation in connection with arranging any financing to be consummated contemporaneously or substantially contemporaneously with the Closing and as contemplated by the Recapitalization Transactions. HEI and HEA shall provide prompt notification to Merger Sub when any such consents, approvals, actions, filings or notices referred to in clause (a) of this Section
5.1 are obtained, taken, made or given, as applicable, and shall advise Merger Sub of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other person regarding any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. HEI and HEA shall proceed diligently and in good faith to obtain all consents required by Section 8.2(d) to be delivered at the Closing and shall use commercially reasonable efforts to obtain other consents (not identified in Section 8.2(d)) that may be reasonably requested by Merger Sub in connection with the transactions contemplated by this Agreement or by any of the Ancillary Agreements. Nothing in this Section 5.1,
Section 5.7 or any other provision of this Agreement shall require HEI, HEA or the Company to make any extraordinary payment, or to agree to any extraordinary terms, as a condition to receiving the Third Party consents, approvals, waivers and other action contemplated by Section 2.2(c)(iii).

     Section 5.2 Investigation by Merger Sub. HEI and HEA shall, and shall cause the Company and its Subsidiaries to, (a) provide Merger Sub and the officers, employees, counsel, accountants, financial advisors, consultants, investors, financing sources and other representatives (together, "Representatives") of Merger Sub with access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants (including independent accountants) of the Company, ChipPAC Korea and ChipPAC Shanghai and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company, ChipPAC Korea and ChipPAC Shanghai, and (b) make available to Merger Sub and its Representatives all such information and data concerning the business and operations of the Company, ChipPAC Korea and ChipPAC Shanghai as Merger Sub or any of its Representatives reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any law, Order, Contract or Permit applicable to HEI, HEA, the Company, ChipPAC Korea or ChipPAC Shanghai or by which any of their respective assets or properties is bound.

     Section 5.3 Financial Statements and Reports. As promptly as practicable and in any event no later than forty-five (45) days after the end of each fiscal quarter ending after the date hereof and before the Closing Date (other than the fourth quarter) or ninety (90) days after the end of the year ending December 31, 1998, as the case may be, HEI and HEA shall (or shall cause the Company to) deliver to Merger Sub copies of (in the case of any such fiscal year) the audited and (in the case of any such fiscal quarter) the unaudited consolidated balance sheet, and the related audited or unaudited pro forma or actual (as the case may be) consolidated statements of operations, stockholders' equity and cash flows, of the Company, ChipPAC Korea and ChipPAC Shanghai, in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statements (subject, in the case of the quarterly financial statements, to normal year-end adjustments and except for the omission of notes) shall be prepared in accordance with GAAP and shall fairly present in all material respects the financial condition and results of operations of the Company, ChipPAC Korea and ChipPAC Shanghai as of their respective dates thereof and for the respective periods covered thereby, and which shall be in a form meeting the requirements of Regulation S-X and shall be accompanied by the consent of HEI's and the Company's independent accountants to the use of their reports thereon and such accountants' unqualified opinion thereon.

     Section 5.4 Conduct of Business. Except as set forth in or contemplated by this Agreement or any of the Ancillary Agreements, HEI and HEA shall cause the Company, ChipPAC Korea and ChipPAC Shanghai to conduct business only in the ordinary course, and, without limiting the generality of the foregoing, shall cause the Company, ChipPAC Korea and ChipPAC Shanghai to use commercially reasonable efforts to (a) preserve intact the present business organization and reputation of the Company, ChipPAC Korea and ChipPAC Shanghai in all material respects, (b) keep available (subject to dismissals and retirements in the ordinary course of business) the services of the key officers and employees of the Company, ChipPAC Korea and ChipPAC Shanghai, (c) maintain the assets and properties of the Company, ChipPAC Korea and ChipPAC Shanghai in good working order and condition, subject to ordinary wear and tear, and (d) maintain the goodwill of key customers, suppliers and lenders and other persons with whom the Company, ChipPAC Korea or ChipPAC Shanghai otherwise has significant business relationships. ChipPAC Shanghai II shall not have less than one million eight hundred thousand dollars ($1,800,000) in paid-in capital prior to the Closing.

     Section 5.5 Certain Restrictions. Except as set forth in or contemplated by this Agreement, any of the Ancillary Agreements or Section 5.5 of the Company Disclosure Schedule, and subject further to the additional express exceptions set forth below, HEI and HEA shall cause the Company, ChipPAC Korea and ChipPAC Shanghai to refrain from:

          (a) amending their respective certificates or articles of incorporation or bylaws (or other comparable corporate charter documents) in any respect or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

          (b) other than upon conversion or exercise of rights under the terms of securities outstanding on the date of this Agreement, authorizing, issuing, selling or otherwise disposing of any shares of their respective capital stock of or any option or other right with respect thereto, or modifying or amending any right of any holder of outstanding shares of their respective capital stock of or options or other rights with respect thereto;

          (c) declaring, setting aside or paying any dividend or other distribution in respect of their respective capital stock, or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of or any option with respect thereto, other than for the purpose of eliminating any minority interests not contemplated by this Agreement or upon conversion or exercise of rights under the terms of securities outstanding on the date of this Agreement;

          (d) except as set forth in Sections 3.7 and 3.9 of the Company Disclosure Schedule and other than inventory acquired or disposed of in the ordinary course of business, acquiring or disposing of, or incurring any Encumbrance (other than a Permitted Encumbrance) on, any assets (including any IP Rights) or properties;

          (e) other than in the ordinary course of business, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to any material term of any Contract or license;

          (f) except as required by law or by the terms of Contracts with any Third Party entered into before the date of this Agreement, (i) voluntarily incurring any Indebtedness or (ii) purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge or repayment with respect to, or waiving any right under, any Indebtedness (including intercompany Indebtedness
(x) owed to the Company, ChipPAC Korea or ChipPAC Shanghai by HEI, HEA or any of their other controlled Affiliates, or (y) owed by the Company, ChipPAC Korea or ChipPAC Shanghai to HEI, HEA or any of their respective other Affiliates); provided, that, subject to Section 2.2(j), if for any reason the anticipated amounts of Indebtedness of ChipPAC Korea or ChipPAC Shanghai to be repaid at the Closing pursuant to Section 2.2(g)(ii) and Section 2.2(g)(iii) would otherwise be less than approximately eighty-two million dollars ($82,000,000) and thirty-four million dollars ($34,000,000), respectively, HEI and HEA will, in consultation with and at the request of Merger Sub, cause ChipPAC Korea and ChipPAC Shanghai to incur additional short-term Indebtedness such that the anticipated amounts of Indebtedness to be repaid at the Closing pursuant to
Section 2.2(g)(ii) and Section 2.2(g)(iii) are approximately eighty-two million dollars ($82.000,000) and thirty-four million dollars ($34,000,000), respectively.

          (g) engaging with any person in any merger or other business combination;

          (h) making research and development expenditures or capital expenditures or commitments for additions to property, plant or equipment constituting capital assets (except as set forth in the quarterly research and development budget annexed hereto as Exhibit F and the Capital Budget, respectively);

          (i) except to the extent required by applicable law, making any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy, or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

          (j) other than in the ordinary course of business or to the extent required by applicable law or as disclosed in Schedule 7.2, adopting, entering into or becoming bound by any material Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any such Benefit Plan, employment-related Contract or collective bargaining agreement, or reassigning or transferring (including by termination and rehiring) any employee of the Company, ChipPAC Korea or ChipPAC Shanghai to HEI, HEA or any of their other Affiliates;

          (k)  making any change in its fiscal year;

          (l) other than in the ordinary course of business or as required by law or existing Contract, increase or otherwise modify any employee's compensation, benefits or bonus;

          (m) take any action which, or fail to take any action the omission of which, could reasonably be expected to have a Material Adverse Effect; or

          (n) entering into any Contract to do or engage in any of the foregoing.

     Section 5.6 Affiliate Transactions. Except for the (i) payments by the Company, ChipPAC Korea or ChipPAC Shanghai to HEI or HEA under the Tax Sharing Agreement, (ii) the Ancillary Agreements and, payments by the Company, ChipPAC Korea, ChipPAC Shanghai or ChipPAC BVI under the Ancillary Agreements and payments by HEI or HEA under the Ancillary Agreements, (iii) the Plating Services Agreement referred to in Section 12.18(e) and in Section 3.15 of the Company Disclosure Schedule, and (iv) contracts mutually agreed by the parties hereto as necessary to the Company's, ChipPAC Korea's or ChipPAC Shanghai's business, HEI and HEA shall, on or before the Closing Date, terminate and shall cause any such officer, director, or Affiliate to terminate any Contract between the Company, ChipPAC Korea or ChipPAC Shanghai, on the one hand, and HEI, HEA or any of their Affiliates or any of their respective officers, directors, employees or representatives, on the other hand, including any Contract noted in the Company Disclosure Schedule to be terminated as of the Closing.

     Section 5.7 Fulfillment of Conditions. HEI and HEA shall use all requisite commercially reasonable efforts and proceed diligently and in good faith to satisfy each condition to the obligations of Merger Sub contained in Section 8.1 and Section 8.2 that depends on action by HEI or HEA for its satisfaction and, to the extent commercially reasonable, shall not, and shall not permit the Company, ChipPAC Korea or ChipPAC Shanghai to, take any action that, or fail to take any action the omission of which, could reasonably be expected to result in the nonfulfillment of any such condition. HEI and HEA shall give prompt written notice to Merger Sub of any event, condition or circumstance coming to their Knowledge occurring from the date hereof through the Closing Date that, if uncured, would cause any of the conditions set forth in Section 8.1 or Section
8.2 not to be satisfied.

                                  ARTICLE VI

                            COVENANTS OF MERGER SUB

     Merger Sub covenants and agrees with HEI and HEA that, at all times from and after the date hereof until the Closing, it shall comply, and to the extent applicable after the Closing shall cause the Company, ChipPAC Korea, ChipPAC Shanghai and their respective Affiliates to comply, with the covenants applicable to or made by them in this Article VI, except to the extent HEI and HEA may otherwise consent in writing.

     Section 6.1 Regulatory and Other Approvals. Merger Sub shall (a) take commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other person (including under the HSR Act) required of Merger Sub to consummate the transactions contemplated by this Agreement and by the Ancillary Agreements,
(b) provide such other information and communications to such Governmental or Regulatory Authorities or other persons as such Governmental or Regulatory Authorities or other persons may reasonably request in connection therewith, and (c) provide reasonable cooperation and support to HEI, HEA, the Company, ChipPAC Korea and ChipPAC Shanghai in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other persons required of HEI, HEA, the Company, ChipPAC Korea or ChipPAC Shanghai to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Merger Sub shall provide prompt notification to HEI and HEA when any such consent, approval, action, filing or notice referred to in clause (a) of this Section 6.1 is obtained, taken, made or given, as applicable, and shall advise HEI and HEA of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other person regarding any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

     Section 6.2 Fulfillment of Conditions. Merger Sub shall use all requisite commercially reasonable efforts and proceed diligently and in good faith to satisfy each condition to the obligations of HEI and HEA contained in Section
8.1 and Section 8.3 that depends on Merger Sub for its satisfaction and, to the extent commercially reasonable, shall not take any action that, or fail to take any action the omission of which, could reasonably be expected to result in the nonfulfillment of any such condition. Merger Sub shall give prompt written notice to HEI and HEA of any event, condition or circumstance coming to its Knowledge occurring from the date hereof through the Closing Date that, if uncured, would cause any of the conditions set forth in Section 8.1 and Section
8.3 not to be satisfied.

     Section 6.3 Certain Actions. Merger Sub shall not engage in any activity other than the activities contemplated by and in furtherance of the Recapitalization Transactions and the Ancillary Agreements to which Merger Sub is a party. Without limiting the generality of the foregoing, except as provided by, or as necessary or desirable for the performance of its obligations under or for the consummation of the transactions contemplated by, this Agreement, Merger Sub shall not, prior to the Closing without the prior written consent of HEI and HEA:

          (a)    amend its certificate of incorporation or bylaws;

          (b) issue, sell or otherwise dispose of any shares of its capital stock or any option or other right with respect thereto;

          (c) declare, set aside or pay any dividend or other distribution in respect of its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any of its capital stock or any option or other right with respect thereto;

          (d) cancel, discharge, waive, release or forebear from the exercise of any rights under any debt or equity commitment letter, or enter into or agree to any amendment thereof, in each case where such action would adversely affect the consummation of the Recapitalization Transactions;

          (e)    incur any Liabilities;

          (f) engage with any person in any merger or other business combination; or

          (g) enter into any Contract to do or engage in any of the foregoing.


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     Section 7.1 Stock Option Plans and Options. The Company Options shall be canceled or paid out as described in Section 23(a)(iv) hereof, and in connection therewith, HEI and HEA in their sole discretion may, at or prior to the Closing, cause the Company to require any or all holders of Company Options to execute and deliver a general release of claims including any and all stock-, option- or equity-related claims against the Company, HEI, HEA, Merger Sub, and their respective Affiliates, as a condition to the receipt of the payment described in
Section 2.3(a)(iv), it being understood and agreed that receipt of all or any of such releases shall not be a condition to any party's obligation to consummate the Recapitalization Transactions.

     Section 7.2  ChipPAC Employees.

          (a) Subject to HEI's and HEA's obligations set forth in Section 2.3(a)(iv) and Section 2.3(d) hereof, the Company shall unconditionally honor and perform, and shall unconditionally cause ChipPAC Korea and ChipPAC Shanghai after the Closing to honor and perform, all of their obligations under all (i) employment, incentive and severance agreements (including the agreement in principle with the ChipPAC labor unions in Korea set forth in Schedule 7.2);
(ii) agreements, arrangements, commitments and resolutions heretofore adopted governing employee rights and benefits set forth in Schedule 7.2; (iii) collective bargaining or other union agreements or arrangements, set forth in
Schedule 7.2. and (iv) provisions of applicable law governing employee rights or benefits, in favor of all employees of the Company, ChipPAC Korea and ChipPAC Shanghai in effect from time to time in accordance with the terms thereof, subject, in each case, to any rights any of the Company, ChipPAC Korea or ChipPAC Shanghai may have pursuant to law, contract or otherwise to alter or modify the terms of any such agreement, arrangement, commitment or resolution.

          (b) The Company shall recognize all service with HEI, HEA, the Company. ChipPAC Korea or ChipPAC Shanghai, including service with any predecessor employer that was recognized by HEI, HEA, the Company, ChipPAC Korea or ChipPAC Shanghai thereof, for purposes of post-Closing benefits, including, but not limited to, vacation entitlement and retirement plan participation and vesting (but not for benefit accruals), welfare plan participation and eligibility and severance pay. No pre-existing condition exclusions or waiting periods may be imposed under the Company's employee welfare benefit plans within the meaning of Section 3(l) of ERISA upon any employee of the Company, ChipPAC Korea or ChipPAC Shanghai.

          (c) HEI and HEA shall cause the Company to fully vest each of its employees in all applicable 401(k) plan contributions (including employer contributions) under the Company's 401(k) plan as of the Closing.

     Section 7.3 Ancillaa Agreements. The parties to this Agreement shall cause the Ancillary Agreements to be executed and delivered by such party and/or their Affiliates, in substantially the form set forth in the annexes to this Agreement, at or prior to the Closing.

     Section 7.4 Release of Guarantees. Before the Closing, to the extent reasonably requested by HEI and HEA, Merger Sub shall provide commercially reasonable cooperation to HEI, HEA, the Company, ChipPAC Korea and ChipPAC Shanghai in obtaining releases of HEI and HEA from guarantees (if any) that HEI or HEA has given or retained in respect of obligations of the Company, ChipPAC Korea and ChipPAC Shanghai (other than obligations required by this Agreement and the Ancillary Agreements to be borne by HEI or HEA and other than obligations in respect of Indebtedness required to be repaid at or prior to the Closing); provided, that nothing in this Section 7.4 shall require Merger Sub to make any payment or give any item of value.

     Section 7.5  Change of Name.

          (a) Promptly following the Closing, the Company shall take all action required to change the name of ChipPAC Shanghai from "Hyundai Electronics (Shanghai) Company Ltd." to a name which does not include the name "Hyundai" or any confusingly similar name. Subject only to such continued use of the Hyundai name by ChipPAC Shanghai as is required by law pending the name change contemplated by the immediately preceding sentence, and except as contemplated by the Ancillary Agreements and as otherwise contemplated herein, Merger Sub, the Company, ChipPAC Korea, ChipPAC Shanghai and their Affiliates shall refrain after the Closing from using the Hyundai name, any other name of HEI,

HEA or their Affiliates (other than the ChipPAC name), any confusingly similar name, and any other trademarks, service marks or trade names of HEI, HEA or their Affiliates, without the prior written consent of HEI and HEA. The Company, ChipPAC Korea and/or ChipPAC Shanghai may have after the Closing a quantity of work-in-process, preprinted stationery, invoices, receipts, forms, packaging materials and other supplies in inventory which bear the Hyundai name. Except as limited or prohibited by applicable law (as to which no representation or warranty is made by HEI or HEA or any of their Affiliates), HEI and HEA hereby grant, and shall cause their Affiliates to grant, to the Company, ChipPAC Korea and ChipPAC Shanghai a paid-up license, to remain in effect until the exhaustion of such inventory and supplies in the ordinary course of business (up to a maximum of one hundred eighty (180) days), to use any trademarks, trade names, trade dress, copyright or other intellectual property rights of HEI, HEA or their Affiliates necessary for such use of such inventory or supplies. The Company, on behalf of itself and ChipPAC Korea and ChipPAC Shanghai, agrees to exhaust such inventory and supplies in the ordinary course of business as soon as is reasonably practicable after the Closing, and in any event within one hundred eighty (180) days after the Closing; provided, however, that should the Company, ChipPAC Korea or ChipPAC Shanghai be required to requalify with any of its customers as a result of such change of name, Merger Sub and, following the Closing, the Company, ChipPAC Korea and ChipPAC Shanghai shall use their commercially reasonable best efforts to requalify with any such customers as promptly as practicable and, subject to the continued exercise of such efforts, HEI and HEA shall extend, and cause their Subsidiaries to extend, such license to the extent necessary until the Company, ChipPAC Korea or ChipPAC Shanghai has obtained such requalification.

          (b) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section 7.5 would be inadequate, and the Company hereby consents (and shall cause ChipPAC Korea and ChipPAC Shanghai to consent) to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

     Section 7.6 Indemnification of Directors and Officers. Except with respect to any matter which is the subject of HEI's and HEA's indemnification pursuant to Section 10.2, until the tenth (10th) anniversary of the Closing Date: (a) the Company shall indemnify and hold harmless, to the fullest extent permitted by law, each person who is or at any time prior to the Closing Date has been an officer or director of the Company, ChipPAC Korea or ChipPAC Shanghai from and against all Losses and Liabilities incurred by such person by reason of the fact that he is or was a director, officer or agent of the Company, ChipPAC Korea or ChipPAC Shanghai, except to the extent any such Loss or Liability is caused by the gross negligence or willful misconduct of any such person; and (b) the Company shall not, and shall not cause or permit any of their respective Subsidiaries or Affiliates to, take any action with the purpose or effect of amending, circumventing or rendering the Company unable (whether legally, financially or otherwise) to perform and satisfy its obligations hereunder or under any provision of the Articles of Incorporation, by-laws or other comparable corporate charter documents of the Company, ChipPAC Korea or ChipPAC Shanghai, or any agreement between the Company, ChipPAC Korea or ChipPAC Shanghai and any of their respective directors, officers or employees, that provides for indemnification of any director, officer or employee (including an amendment effected through a merger, consolidation, sale of all or substantially all the assets, liquidation or dissolution of any such corporation), if the effect of such amendment would be to have an adverse effect on any right provided thereby to any person who shall have served as a director or officer of the Company, ChipPAC Korea or ChipPAC Shanghai prior to the Closing Date in respect of actions taken in such capacity on or prior to the Closing Date, unless such person would immediately thereafter be entitled to indemnification by the Company comparable to that provided by the affected provision prior to any such amendment.

     Section 7.7 Grant of Sublicenses. In the event HEI, HEA or any of their controlled Affiliates obtains a license or comparable right, including but not limited to any cross-licensing arrangement that HEI, HEA or any of their controlled Affiliates may enter into with Texas Instruments and/or Hitachi or any covenant not to sue granted by Texas Instruments and/or Hitachi (collectively, a "License") from Texas Instruments and/or Hitachi in order to resolve infringement charges made against them, HEI, HEA and/or their controlled Affiliates shall seek in good faith and use commercially reasonable efforts to obtain the right from Texas Instruments or Hitachi, as applicable, to grant to ChipPAC BVI and its Affiliates a sublicense under any such License and shall grant such sublicense ChipPAC BVI and its Affiliates on the same terms and conditions as the License, provided, however, that any such sublicense shall apply only to those patent, utility, design and computer program rights licensed from Texas Instruments or Hitachi that are relevant to business of the Company, ChipPAC Korea or ChipPAC Shanghai. Notwithstanding the foregoing, to the extent the License requires payment by HEI, HEA or their controlled Affiliates to Texas Instruments and/or Hitachi, the payment obligation under the sublicense shall be prorated in a commercially reasonable manner as agreed to between ChipPAC BVI (on behalf of itself and its Affiliates) and HEI, HEA or their Affiliates, as applicable. Nothing in this Section 7.7 shall require HEI, HEA or any of their Affiliates to pay or agree to pay for the right to grant such a sublicense or prevent HEI, HEA or any of their Affiliates from entering into an agreement or arrangement with Texas Instruments and/or Hitachi that does not provide for a right to grant such a sublicense; provided, however, that HEI or HEA, as applicable, shall promptly notify ChipPAC BVI of any payment required by Texas Instruments and/or Hitachi for the right to grant such a sublicense, and ChipPAC BVI shall have the option to pay such amount in return for receiving such sublicense.

                                 ARTICLE VIII

                   CONDITIONS TO OBLIGATIONS OF THE PARTIES

     Section 8.1 Obligations of Both Parties. The obligation of each party to consummate the Recapitalization Transactions is subject to the fulfillment, at or before the Closing, of each of the following conditions:

          (a) Orders and Laws. There shall not be in effect as of the Closing any Order or law restraining, enjoining or otherwise prohibiting or making illegal the

Recapitalization Transactions, or any pending application or motion for a preliminary injunction or temporary restraining order against the Recapitalization Transactions.

          (b) Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit the consummation of the Recapitalization Transactions shall have been duly obtained, made or given and shall be in full force and effect, and all waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the Recapitalization Transactions, including the waiting period under the HSR Act and any applicable waiting periods under any other antitrust or similar laws of any other country or supranational authority, shall have expired or been terminated.

          (c) Shareholders and Registration Agreements. The Shareholders Agreement and the Registration Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect, subject only to the conditions precedent to effectiveness (if any) set forth therein.

     Section 8.2 Obligations of Merger Sub. The obligation of Merger Sub to consummate the Recapitalization Transactions is subject to the fulfillment, at or before the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Merger Sub in its sole discretion):

          (a) Representations and Warranties. The representations and warranties made by HEI and HEA in this Agreement, taken as a whole, shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, without taking into account any disclosures made by HEI or HEA to Merger Sub after the date hereof, except where the failure of such representations and warranties to be true and correct could not reasonably be expected to have a Material Adverse Effect on the Company (it being agreed that for purposes of determining such "Material Adverse Effect" for purposes of this
Section 8.2(a), all references to "materiality," "Material Adverse Effect," "in all material respects" or "materially" contained in the representations and warranties of HEI and HEA in this Agreement shall be disregarded).

          (b) Performance. HEI and HEA in all material respects shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by HEI and HEA at or before the Closing, without taking into account any disclosures made by HEI or HEA to Merger Sub after the date hereof

          (c) Officers' Certificates. HEI and HEA shall have delivered to Merger Sub (i) a certificate, dated the Closing Date and executed by an Executive Vice President of HEI and the President of HEA, certifying to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b) and (ii) a certificate, dated the Closing Date and executed by an Executive Vice President of HEI and the Secretary or any Assistant Secretary of HEA, attaching and certifying the accuracy and completeness of the certificate or articles of incorporation, bylaws or comparable charter documents of the Company, ChipPAC Korea and ChipPAC Shanghai and all board resolutions adopted in connection with this Agreement and the Ancillary Agreements by the respective Boards of Directors of HEI and HEA and the Company.

          (d) Third-Party Consents. The consents, waivers and agreements of Intel Corp., Motorola, Inc., Tessera Inc. and Olin Corp. required (if any) for the transactions contemplated by Section 2.2(c)(iii) shall have been obtained and shall be in full force and effect.

          (e) Opinion of Counsel. Merger Sub shall have received the opinions of Korean and U.S. counsel to HEI, HEA and the Company, dated the Closing Date, as to the matters set forth in Schedule 8.2(e) hereto, in a form and subject to such assumptions, exceptions and limitations as are customary for such counsel in connection with transactions such as those contemplated by this Agreement.

          (f) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by the parties thereto and shall be in full force and effect, subject only to the consummation of the Recapitalization Transactions and the other conditions precedent to effectiveness (if any) set forth in such Ancillary Agreements.

          (g) Financing. Merger Sub, the Company, ChipPAC Korea, ChipPAC Shanghai, ChipPAC BVI, ChipPAC BVI II and their respective Subsidiaries shall have received financing proceeds on terms not materially less favorable than the terms set forth in the commitment and highly confident letters described in
Section 4.7 and annexed hereto as Annexes XIII and XIV.

     Section 8.3 Obligations of HEI and HEA. The obligations of HEI and HEA to consummate, and to cause the Company to consummate, the Recapitalization Transactions are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by HEI and HEA in their sole discretion):

          (a) Representations and Warranties. The representations and warranties made by Merger Sub in this Agreement, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except where the failure of such representations and warranties to be true and correct could not reasonably be expected to have a Material Adverse Effect on HEI or HEA (or on the Company after the Closing).

          (b) Performance. Merger Sub in all material respects shall have performed and complied with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by it at or before the Closing.

          (c) Officers' Certificates. Merger Sub shall have delivered to HEI and HEA (i) a certificate, dated the Closing Date and executed by the President or any Executive or Senior Vice President of Merger Sub, certifying as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(h), and (ii) a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Merger Sub, attaching and certifying the accuracy and completeness of the copies of the articles or certificate of incorporation, bylaws and all resolutions adopted in connection with this Agreement and the Ancillary Agreements, of Merger Sub.

          (d) Opinion of Counsel. HEI and HEA shall have received the opinion of counsel to Merger Sub, dated the Closing Date, with respect to the matters set forth in Schedule 8.3(c) hereto, in a form and subject to such assumptions, exceptions and limitations as are customary for such counsel in connection with transactions such as those contemplated by this Agreement.

                                  ARTICLE IX

                                  TERMINATION
                                  -----------

     Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

          (a) at any time before the Closing, by mutual written agreement of HEI and HEA, on the one hand, and Merger Sub, on the other hand;

          (b) at any time before the Closing, by HEI and HEA or by Merger Sub, in the event that any final, non-appealable Order or law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, upon notice to the nonterminating party by the terminating party;

          (c) at any time after July 15, 1999, by HEI and HEA, by notice to Merger Sub if the Closing shall not have occurred on or before such date and the failure of the Closing to occur is not caused by a material breach of this Agreement by HEI and HEA, provided, that such date shall be extended to August 15, 1999 if on or prior to July 15, 1999 Merger Sub certifies to HEI and HEA that Merger Sub believes in good faith that all conditions to Closing will be satisfied or waived on or before such extended date;

          (d) at any time after July 15, 1999, by Merger Sub, by notice to HEI and HEA if the Closing shall not have occurred on or before such date and the failure of the Closing to occur is not caused by a material breach of this Agreement by Merger Sub, provided, that such date shall be extended to August 15, 1999 if on or prior to July 15, 1999 HEI and HEA certify to Merger Sub that HEI and HEA believe in good faith that all conditions to Closing will be satisfied or waived on or before such extended date;

          (e) at any time before the Closing, by HEI and HEA, by notice to Merger Sub, in the event of a material breach of this Agreement by Merger Sub which if uncured would cause one or more of the conditions to Closing set forth in Section 8.1 or Section 8.3 not to be satisfied and which is incapable of being cured prior to the latest date set forth in Section 9.1(c); and

          (f) at any time before the Closing, by Merger Sub, by notice to HEI and HEA, in the event of a material breach of this Agreement by HEI, HEA or the Company which if uncured would cause one or more of the conditions to Closing set forth in Section 8.1 or Section 8.2 not to be satisfied and which is incapable of being cured prior to the latest date set forth in Section 9.1(d).

     Section 9.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of any party hereto (or any of their respective officers, directors, employees, agents or other Representatives or Affiliates), except as set forth in this Article IX and except that the provisions with respect to fees and expenses in Section 12.3 and confidentiality in Section 12.5 shall continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 9.1 (other than pursuant to Section 9.1 (a)), HEI and HEA shall remain liable to Merger Sub for any willful breach by HEI or HEA of their respective obligations to consummate the Recapitalization Transactions upon satisfaction or waiver of the conditions set forth in Article VIII or of their respective obligations under Section 5.7 ("Fulfillment of Conditions") existing at the time of such termination, and Merger Sub shall remain liable to HEI and HEA for any willful breach by Merger Sub of its obligations to consummate the Recapitalization Transactions upon satisfaction or waiver of the conditions set forth in Article VIII or its obligations under Section 6.2 ("Fulfillment of Conditions") existing at the time of such termination, and each party hereto may seek such remedies, including damages and fees of attorneys, against the other parties with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.

     Section 9.3 Effect of Breach. In the event that HEI and HEA, on the one hand, or Merger Sub, on the other hand, elect (i) to terminate this Agreement pursuant to Section 9.1 and/or (ii) not to proceed with the Closing of this Agreement because the conditions to Closing specified in Article VIII are not satisfied, any such election shall be without prejudice to the rights of the party making such election to recover any actual reasonable documented out- -of-pocket costs and expenses incurred by such party if the nonsatisfaction of such conditions results from the breach or violation of any of the representations, warranties, covenants or agreements of the other party; but otherwise such election shall terminate all obligations and liabilities of the parties hereunder except as provided in Section 9.2.


                                   ARTICLE X

                                INDEMNIFICATION

     Section 10.1 Survival of Representations and Warranties; Indemnification Period. The representations and warranties of HEI, HEA and Merger Sub contained in this Agreement and in the certificates delivered pursuant to Section 8.2(c) and Section 8.3(c) shall survive the Closing for a period of (i) in the case of
Section 3.3, Section 3.4, Section 3.8, Section 3.13, Section 3.21 and Section 4.8, for the applicable statute of limitations, (ii) in the case of

Section 3.18 and insofar as it addresses environmental matters, Section 3.10, for a period of three (3) years after the Closing Date and (iii) otherwise, for a period of two (2) years from the Closing Date, provided, however, that the representations and warranties set forth in Section 3.25 shall not survive the Closing (except for failure to disclose any notices received as required by the first sentence thereof), and provided, further, that in the case of a breach of the representations and warranties contained in Section 3.28, where the subject matter of the breach is addressed by one of the representations and warranties referred to in clause (i), (ii) or (iii) of this Section 10.1, the time limitation set forth in the relevant item of such clauses (i) through (iii) shall control the survival period of Section 3.28 as to such subject matter and the time when written notice of such breach must be given. The covenants and agreements of HEI and HEA set forth in Section 5.4 and Section 5.5 shall survive the Closing for a period ending on the delivery of the financial statements of the Company and its Subsidiaries for the fiscal year ending December 31, 1999 audited by the Company's independent auditors. All other covenants and agreements of the parties in this agreement which by their terms are to be performed or observed after the Closing shall survive the Closing (until fully performed or observed) in accordance with their terms but in no event longer than for a period of ten (10) years (except for covenants relating to the Company Senior Preferred Stock which shall survive until all shares of Company Senior Preferred Stock have been redeemed, and all dividends thereon have been paid in full). Except as provided in Article IX and Article XI, the provisions of this Article X shall be the sole and exclusive remedy after the Closing for the breach of any representation or warranty of HEI, HEA or Merger Sub contained in this Agreement or any of the certificates delivered pursuant to Section 8.2(c) and Section 8.3(c). No party shall have any liability whatsoever with respect to any such representation or warranty, covenant or agreement after the expiration of the relevant survival period, except for claims then pending or theretofore asserted in writing by any party and delivered to the other party in accordance with the terms and conditions of this Agreement.

     Section 10.2  Indemnification by HEI and HEA.

          (a) Subject to the provisions and limitations in this Agreement, HEI and HEA hereby agree to indemnify, defend and hold harmless each Purchaser Party from and against any and all Losses and Liabilities which any Purchaser Party may at any time sustain or incur which are occasioned by, caused by or arise out of any breach of any representation or warranty made by HEI and HEA in this Agreement or any covenant or agreement of HEI and HEA set forth in this Agreement or the certificate delivered by HEI and HEA pursuant to Section 8.2(c) (the "Hyundai Compliance Certificate"), in each case to the extent not waived by such Purchaser Party. "Purchaser Party" means the Company, a Korea,
ChipPAC Shanghai, ChipPAC BVI and their respective Subsidiaries and their respective officers, directors, shareholders, employees, agents, and representatives in their capacities as such.

          (b) Until the expiration of the applicable statutes of limitation (or such shorter period as may be specified below), HEI and HEA hereby agree to indemnify, defend and hold harmless the Company and each of its Subsidiaries from and against:

          (i) any and all Losses and Liabilities to Third Parties which the Company or any of its Subsidiaries may at any time sustain or incur, which are based upon the

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

assertion of any claim, or the commencement of any Action or Proceeding, by any Third Party which (A) is in the nature of successor liability or (B) is caused by or arises out of pre-Closing conduct of any business of HEI or any of its controlled Affiliates (other than businesses of the Company, ChipPAC Korea or ChipPAC Shanghai), except, in each case, to the extent any such Losses or Liabilities are attributable to any action or fault on the part of the Company or any of its Subsidiaries;

          (ii) any and all Losses and Liabilities which the Company or any of its Subsidiaries may at any time sustain or incur, which are caused by or arise out of any claim or action brought on or prior to the tenth anniversary of the Closing Date by or on behalf of Lemelson Medical, Education and Research Foundation (the "Lemelson Foundation", Jerome H. Lemelson, the estate of Jerome
H. Lemelson (the "Lemelson Estate") or any entity to which the Lemelson Foundation, Jerome H. Lemelson or the Lemelson Estate has assigned its patents or patent applications with respect to infringement or contributory infringement, alleged or otherwise, by the Company or any of its Subsidiaries, of any patent or patent application for which Jerome H. Lemelson is a named inventor and which is the subject of the License Agreement dated August 17, 1994 by and between the Lemelson Foundation and HEI (the "Lemelson License
Agreement" (provided, that the Company and its Subsidiaries (and each of them) shall comply with all applicable terms of the Lemelson License Agreement; that neither the Company nor any of its Subsidiaries shall have any right to indemnification by HEI or any of its Subsidiaries for any breach by the Company or any of its Subsidiaries after the Closing Date of any term of the Lemelson License Agreement; and that HEI's indemnification obligations pursuant to this
Section 10.2(b)(ii) shall not exceed, in the aggregate, the sum of five million dollars ($5,000,000)); and

          (iii) any and all Losses and Liabilities which the Company or any of its Subsidiaries may at any time sustain or incur, which are caused by or arise out of any claim or action brought by any person or entity with respect to the transactions set forth in Section 2.3(a)(iv) or Section 2.3(d).

     Section 10.3 Limitation of HEI's and HEA's Liabilily. The liability of HEI and HEA under Section 10.2(a) and Section 10.2(b) shall be limited as follows:

          (a) The maximum aggregate amount payable by HEI and HEA in respect of all claims for indemnification for breach of any representation or warranty by HEI or HEA, the Associated Covenants and Agreements of HEI and HEA and the associated portions of the Hyundai Compliance Certificate (other than the representations and warranties in Section 3.3, Section 3.4, Section 3.7(a),
Section 3.8, Section 3.13 or Section 3.21, the Associated Covenants and Agreements of HEI and HEA or the associated portions of the Hyundai Compliance Certificate) under this Agreement shall not exceed ten percent (10%) of the Cash Consideration. In no event shall the maximum aggregate amount payable by HEI and HEA in respect of claims for inderrinification for breach of any of the representations or warranties set forth in Section 3.7(a), the Associated Covenants and Agreements of HEI and HEA or the associated portions of the Hyundai Compliance Certificate exceed the Aggregate Consideration (plus the actual reasonable documented expenses theretofore paid by Merger Sub in connection with the negotiation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and each of the financing transactions contemplated hereby), and in no event shall the maximum aggregate amount payable able by HEI and HEA in respect of claims for indemnification for breach of any of the representations or warranties set forth in Section 3.3,
Section 3.4 or Section 3.13, the Associated Covenants and Agreements of HEI and HEA or the associated portions of the Hyundai Compliance Certificate exceed the Aggregate Consideration (plus the actual reasonable documented expenses theretofore paid by Merger Sub in connection with the negotiation of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and each of the financing transactions contemplated hereby); provided, that if the aggregate amount of otherwise indemnifiable Losses or Liabilities sustained by any Purchaser Party in respect of claims for breach of the representations or warranties set forth in Section 3.3, Section 3.4 and Section 3.13, the Associated Covenants and Agreements of HEI and HEA or the associated portions of the Hyundai Compliance Certificate and for indemnification under Section 10.2(b) would exceed fifty percent (50%) of the Aggregate Consideration, then (i) the Recapitalization Transactions shall, at the election of HEI and HEA, be rescinded, the Aggregate Consideration shall be returned by HEI and HEA and ownership of the Company, ChipPAC Korea and ChipPAC Shanghai restored to HEI and HEA, to the extent then feasible, and (ii) the expenses of effecting such rescission shall be borne by HEI and HEA.

          (b) No claim shall be made against HEI or HEA for indemnification for any breach of any representation or warranty by HEI and HEA under this Agreement or the Associated Covenants and Agreements of HEI and HEA or the associated portions of Hyundai Compliance Certificate (other than the representations and warranties in Section 3.3, Section 3.4, Section 3.7(a), and 3.8, Section 3.13 or
Section 3.21, the Associated Covenants and Agreements of HEI and HEA and the associated portions of the Hyundai Compliance Certificate) until the aggregate amount of all Losses and Liabilities indeninifiable for such breaches of representations and warranties, the Associated Covenants and Agreements of HEI and HEA and the associated portions of the Hyundai Compliance Certificate exceeds one percent (1%) of the Cash Consideration, and then only to the extent of such excess.

          (c)  No Purchaser Party shall be entitled to recover under Section
10.2 or otherwise with respect to:

               (i) the breach of any representation or warranty unless such claim has been asserted by written notice, specifying the details of such breach, delivered to HEI and HEA on or prior to the expiration of the relevant survival period set forth in Section 10.1;

               (ii) the breach of any representation or warranty, if before the Closing HEI or HEA or the Company provided notification to Merger Sub in writing of the fact or facts which cause such breach; or

               (iii) any claim, to the extent the claim has been satisfied by insurance proceeds (the Company, ChipPAC Korea, ChipPAC Shanghai and their respective Subsidiaries

(if any) hereby agreeing to use, all requisite commercially reasonable efforts to collect the maximum amount of insurance proceeds to which each of them may be entitled).

          (d) The amount of any recovery to which any Purchaser Party may be entitled pursuant to Section 10.2 shall be net of (i.e., after deducting), as and when realized, all national, federal, state, provincial and local income tax benefits and insurance proceeds inuring to such person as a result of the set of facts which entitle such Purchaser Party to recover from HEI and HEA pursuant to
Section 10.2.

          (e) HEI and HEA shall not be liable under the indemnification provisions of Section 10.2 or otherwise to the extent that any Loss or Liability results from an indemnified party's bad faith or willful or intentional tortious misconduct.

     Section 10.4 Indemnification by the Company. Subject to the provisions and limitations herein contained, the Company hereby agrees to indemnify, defend and hold harmless HEI and HEA and their respective Affiliates and their respective, officers, directors, employees, agents and representatives, in their capacity as such, from and against any and all Losses and Liabilities which HEI, HEA or any of their Affiliates may at any time sustain or incur which are occasioned by, caused by or arise out of any breach of any of the representations or warranties made by Merger Sub in this Agreement or any covenant or agreement of Merger Sub set forth in this Agreement or the certificate delivered by Merger Sub pursuant to Section 8.3(c) with respect to the satisfaction of the conditions set forth in Section 8.3(a) (the "Merger Sub Compliance Certificate"), in each case to the extent not waived by HEI or HEA.

     Section 10.5 Limitation of the Company's Liability. The liability of the Company under Section 10.4 shall be limited as follows:

          (a) The maximum aggregate amount payable by the Company in respect of all claims for indemnification for any breach of any representation or warranty by Merger Sub, the Associated Covenants and Agreements of Merger Sub and the associated portions of the Merger Sub Compliance Certificate shall not exceed ten percent (10%) of the Cash Consideration.

          (b) No claim shall be made for indemnification under Section 10.4 until the aggregate amount of all Losses and Liabilities indemnifiable for such breaches of representations and warranties, the Associated Covenants and Agreements of Merger Sub and the associated portions of the Merger Sub Compliance Certificate exceeds one percent (1%) of the Cash Consideration, and then only to the extent of such excess.

          (c) HEI and HEA shall not be entitled to recover under Section 10.4 with respect to:

               (i) the breach of any representation, warranty, covenant or agreement unless such claim has been asserted by written notice, specifying the details of such breach, delivered to Merger Sub on or prior to the first anniversary of the Closing Date;

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

               (ii) the breach of any representation or warranty, or of any covenant to be performed prior to the Closing, if before the Closing Merger Sub provided written notification to HEI and HEA of the fact or facts which caused such breach, or

               (iii) any claim, to the extent the claim has been satisfied by insurance proceeds (HEI and HEA hereby agreeing to all requisite commercially reasonable efforts to collect the maximum amount of insurance proceeds to which they may be entitled).

          (d) The amount of any recovery to which HEI and HEA may be entitled pursuant to Section 10.4 shall be net of (i.e., after deducting) any national, federal, state, provincial and local income tax benefits and insurance proceeds inuring to such person as a result of the set of facts which entitle HEI and HEA to recover from the Company pursuant to Section 10.4.

          (e) The Company shall not be liable under the indemnification provisions of Section 10.4 to the extent that any Loss or Liability results from an indemnified party's bad faith, or willful or intentional tortious misconduct.

     Section 10.6  Defense of Third Party Claims.

          (a) The indemnified party seeking indemnification under this Agreement shall promptly notify the indemnifying party of the assertion of any claim, or the commencement of any Action or Proceeding by any Third Party, in respect of which indemnity may be sought hereunder and shall give the indemnifying party such information with respect thereto as the indemnifying party may reasonably request, but failure to give such notice shall not relieve the indemnifying party of any liability hereunder (except to the extent that the indemnifying party has suffered actual prejudice by such failure). The indemnifying party shall have the right, but not the obligation, exercisable by written notice to (which shall contain the unconditional undertaking by the indemnifying party to bear all Liabilities, obligations and Losses with respect to such Third Party Claim) the indemnified party within thirty (30) days of receipt of notice from the indemnified party of the commencement of or assertion of any claim, Action or Proceeding by a Third Party in respect of which indemnity may be sought hereunder (a "Third-Party Claim" to assume the defense at its sole expense such Third-Party Claim that (i) involves (and continues to involve) solely money damages or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the indemnified party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages, and where the indemnified party reasonably determines (and continues to reasonably determine) that defense of the claim by the indemnifying party will not have a material adverse effect on the indemnified party. If the indemnifying party does not assume the defense of any such Third-Party Claim, the indemnifying party shall, in addition to any other amounts due under this Article X, indemnify the indemnified party for all actual expenses of the defense of such Third-Party Claim (including court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of litigation), including with respect to any Third Party Claim which, if the facts alleged therein were proven to be true, would otherwise constitute an indemnifiable claim.

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

          (b) The indemnifying party or the indemnified party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending pursuant to this Agreement.

          (c) The indemnifying party, if it has assumed the defense of any such Third-Party Claim pursuant to this Agreement, shall not, without the indemnified party's prior written consent (not to be unreasonably withheld), enter into any compromise or settlement, it being agreed that no such compromise or settlement may be entered into that (i) results in any liability to the indemnified party,
(ii) commits the indemnified party to take, or to forbear to take, any action or
(iii) does not provide for a complete release by such Third Party of the indemnified party. The indemnifying party shall not, without the indemnified party's prior written consent, enter into any compromise or settlement where the amount of such compromise or settlement would cause the applicable cap on the indemnifying party's liability, as provided herein, to be exceeded. The indemnified party shall have the sole and exclusive right to settle any Third-Party Claim, with the consent of the indemnifying party, which shall not be unreasonably withheld or delayed, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other nonmonetary relief against the indemnified party, and shall have the right to settle, at the indemnifying party's sole expense, any Third-Party Claim involving money damages for which the indemnifying party has not assumed the defense pursuant to this Section 10.6 with the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the indemnified party shall have the right to employ separate counsel at the indemnifying party's expense and to control its own defense of any such asserted liability if (i) there are or may be legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party or (ii) in the reasonable opinion of counsel to such indemnified party, conflict or potential conflict exists between the indemnifying party and such indemnified party that would make such separate representation advisable.

     Section 10.7  Procedure and Dispute Resolution.

          (a) If an indemnified party shall have a claim of indemnification pursuant to this Article X (an "Indemnity Claim"), it shall promptly give written notice thereof (the "Claim Notice" to the indemnifying party or parties, including therein a brief description of the facts upon which such claim is based and the amount thereof, to the extent that it can be ascertained, provided, however, that failure to provide such prompt notice shall not affect any rights or remedies of the indemnified party except to the extent of any actual prejudice caused thereby.

          (b) In the event that the indemnifying party disputes the validity or amount of any Indemnity Claim, prior to taking any other action, the matter shall be referred to responsible executives of the affected parties for consideration and resolution. If the parties have not otherwise resolved the dispute, they shall meet in person in a mutually agreeable location within thirty (30) days after the delivery of the Claim Notice and exercise their best efforts to settle the matter amicably.

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

          (c) If any such dispute is not settled within thirty (30) days from the delivery of the Claim Notice, such dispute shall, at the demand of either party, be referred to and decided by arbitration in accordance with the provisions of Section 10.8.

     Section 10.8  Arbitration.

          (a) Within thirty (30) days after notice of a dispute or claim is given by any party, appropriate senior executives of the parties shall meet and make a good faith attempt to negotiate an amicable resolution of such dispute or claim before initiating arbitration proceedings. Nothing herein, however, shall prohibit either party from initiating arbitration proceedings during such 30-day period if such party would be substantially prejudiced by delay.

          (b) Any dispute or claim arising under this Article X shall be finally settled by binding arbitration conducted in the English language in San Francisco, California, under the International Chamber of Commerce arbitration rules, by three arbitrators. Each party shall appoint one arbitrator; the third arbitrator, who shall be the chair of the arbitration tribunal, shall be appointed by the other two arbitrators.

          (c) The arbitrators shall have the power to decide all questions of arbitrators. The arbitrators shall have the power to order pre-hearing discovery of documents, witness lists, and a limited number of discovery depositions, not to exceed three per side. At the request to either party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrators shall be instructed that time is of the essence in resolving all arbitration matters and, to the extent a schedule cannot be mutually agreed to by the parties, directed to resolve such arbitration within sixty (60) days after the initiation thereof.

          (d) The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrators. The arbitrators shall also have the power to grant temporary or permanent injunctive or other equitable relief, including any interim or conservatory relief, as necessary.

          (e) The arbitrators may award to the prevailing party, if any, as determined by the arbitrators, its costs and fees incurred in connection with any arbitration or related judicial proceeding hereunder. Cost and fees awarded may include, without limitation, reasonable attorneys' fees, expert and other witness fees, travel expenses, and out-of-pocket expenses (including, without limitation, such expenses as copying, telephone, facsimile, postage, and courier fees). Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          (f) Subject to the provisions of Section 10.8(d), the parties agree not to submit a dispute subject to this Section 10.8 to any federal, national, state, provincial, local or other court except as may be necessary to enforce the arbitration procedures of this Section 10.8 or to enforce the award of the arbitrator.

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

     Section 10.9 Adjustment to Cash Consideration. Subject to Section 10.10, amounts paid in respect of the parties' indemnification obligations shall be paid in cash and shall be treated as an adjustment to the Cash Consideration.

     Section 10.10 Set-off. To the extent that (x) any Purchaser Party, on the one hand, or HEI, HEA or any of their controlled Affiliates, on the other hand. is obligated to pay or is entitled to receive indemnification pursuant to this
Article X, and (y) any dispute concerning the validity or amount of such indemnification has been resolved pursuant to Section 10.7 or has been finally determined pursuant to Section 10.8, or the time for disputing the validity or amount of such indemnification has expired, then: (a) the indemnifying party may set off the amount of such indemnification against any amounts then due and owing and unpaid, within the time period allowed for payment (to the extent theretofore admitted in writing or established by contract, finally adjudicated by court judgment or finally determined by arbitral award) to such indemnifying party by the indemnified party and (b) the indemnified party may set off the amount of such indemnification against any amounts then due and owing and unpaid within the time period allowed for payment (to the extent so admitted, so adjudicated or so determined) to such indemnified party by such indemnifying party. In the case of any amounts set off against HEI or HEA, such amounts shall be set off in the following order: (i) first, against any amount then due and owing in cash, (ii) second, against the HEI Earn-Out, (iii) third, against any accrued and unpaid dividends or redemption payments with respect to the Company Senior Preferred Stock, and (iv) fourth, against any, accrued and unpaid cash dividends, distributions or redemption payments with respect to other capital stock of the Company.


                                  ARTICLE XI

                                  TAX MATTERS

     Section 11.1  Returns: Indemnification: Liability for Taxes.
                   ---------------------------------------------

          (a) HEI and HEA shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns with respect to the Company, ChipPAC Korea, ChipPAC Shanghai and their respective Subsidiaries (if any) for all taxable periods ending on or before the Closing Date ("Company Tax Returns" and shall pay directly or promptly reimburse the Company, and shall indemnify and hold the Company harmless against and from, (i) all Taxes of the Company, ChipPAC Korea, ChipPAC Shanghai and their respective Subsidiaries (if any) for all taxable years or periods which end on or before the Closing Date; (ii) all Taxes for all taxable years or periods of all other members or Subsidiaries of any affiliated, unitary or combined group of which the Company, ChipPAC Korea or ChipPAC Shanghai is or has been a member on or prior to the Closing Date; and
(iii) with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a "Straddle Period," all Taxes of the Company, ChipPAC Korea, ChipPAC Shanghai and their respective Subsidiaries (if any) attributable to the portion of the Straddle Period prior to and including the Closing Date (the "Pre-Closing Period"). For purposes of this Agreement, the portion of any Tax that is attributable to the Pre-Closing Period shall be (i) in the case of a Tax that is not based on net income, gross income, sales, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period, and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of a Tax that is based on any of net income, gross income, sales, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing, Period if such Pre-Closing Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis without respect to the amount of net income, gross income, sales, premiums or gross receipts (such as the deduction for depreciation or capital allowances) shall be apportioned on a per them basis.

          (b) Company shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns of Company relating to periods ending after the Closing Date and shall cause the Company to pay, and shall cause the Company to indemnify and hold HEI and HEA harmless against and from (i) all Taxes of the Company, ChipPAC Korea, ChipPAC Shanghai and their respective Subsidiaries (if any) for any taxable year or period commencing after the Closing Date; and (ii) all Taxes of the Company, ChipPAC Korea, ChipPAC Shanghai and their respective Subsidiaries (if any) for any Straddle Period (other than Taxes attributable to the Pre-Closing Period which if paid by the Company pursuant to this Section 11.1(b) shall be promptly reimbursed by HEI and HEA to the extent provided by Section 11.1(a).

          (c) Notwithstanding any other provision of this Section 11.1, the Company shall pay, and shall indemnify and hold HEI and HEA harmless against and from any Taxes (i) attributable to transactions occurring on the Closing Date affecting the Company and its Subsidiaries at any time after the consummation of all of the Recapitalization Transactions or (ii) imposed as a result of any election under Section 338(g) of the Code (or any comparable election under state law) with respect to the acquisition of New Shares contemplated hereby.

     Section 11.2  Refunds and Credits.

          (a) All refunds or credits of Taxes for or attributable to taxable years or periods of the Company, ChipPAC Korea, ChipPAC Shanghai and their respective Subsidiaries (if any) ending on or before the Closing Date (or the Pre-Closing Period, in the case of a Straddle Period) shall be for the account of HEI and HEA; all other refunds or credits of Taxes, for or attributable to the Company or any of its Subsidiaries, including refunds or credits arising from the carryback or carryforward of losses, credits or similar items, shall be for the account of the Company. Following the Closing, the Company shall forward to HEI and HEA any such refunds or credits due HEI and HEA pursuant to this
Section 11.2 after receipt or realization thereof by the Company, and HEI and HEA shall promptly forward (or cause to be forwarded) to the Company any refunds or credits due to the Company pursuant to this Section 11.2 after receipt or realization thereof by HEI and HEA, in each case in accordance with the provisions of subsection (b) of this Section 11.2.

          (b) Any payments or refunds or credits for Taxes required to be paid under this Agreement shall be made within ten (10) Business Days of the receipt of any refund or credit, as the case may be. Any payments not made within such time period shall be subject to an interest charge of seven percent (7%) per annum.

     Section 11.3 Termination of Tax Sharing, Agreements. HEI and HEA hereby agree and covenant that obligations of or to the Company and its Subsidiaries (including ChipPAC Korea and ChipPAC Shanghai) pursuant to the Tax Sharing Agreement shall be extinguished as of the Closing Date.

     Section 11.4 Conduct of Audits and Other Procedural Matters. Each party shall, at its own expense, control any audit or examination by any taxing authority, and have the right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes ("Tax Proceedings" for any taxable period for which that party is charged with payment or indemnification responsibility under this Agreement, subject, in the case of any Pre-Closing Period, to the prior written consent of the Company (not to be unreasonably withheld). Each party shall promptly forward to the other in accordance with Section 12.1 all written notifications and other written communications, including if available the original envelope showing any postmark, from any taxing authority received by such party or its Affiliates relating to any liability for Taxes for any taxable period for which such other party or any of its Affiliates is charged with payment or indemnification responsibility under this Agreement and each indemnifying party shall promptly notify, and consult with, each indemnified party as to any action it proposes to take with respect to any liability for Taxes for which it is required to indemnify another party and shall not enter into any closing agreement or final settlement with any taxing authority with respect to any such liability without the written consent of the indemnified parties, which consent shall not be unreasonably withheld. In the case of any Tax Proceedings relating to any Straddle Period, the Company (if the post-Closing portion of the Straddle Period constitutes a majority in time of the Straddle Period) and HEI and HEA (if the pre-Closing portion of the Straddle Period constitutes a majority in time of the Straddle Period) shall control such Tax Proceedings and shall consult in good faith with the other party as to the conduct of such Tax Proceedings. The party not controlling such Tax proceedings shall reimburse the party controlling such Tax proceedings for such portion of the costs, including reasonable legal costs, of conducting such Tax Proceedings as is represented by the portion of the Tax with respect to such Straddle Period for which the non-controlling party is liable pursuant to this Agreement. Each party shall, at the expense of the requesting party, execute or cause to be executed any powers of attorney or other documents reasonably requested by such requesting party to enable it to take any and all actions such party reasonably requests with respect to any Tax Proceedings which the requesting party controls. The failure by a party to provide timely notice under this Section 11.4 shall relieve the other party from its obligations under this Article XI with respect to the subject matter of any notification not timely forwarded, to the extent the other party has been materially prejudiced because of such failure to provide notification in a timely fashion.

     Section 11.5 Assistance and Cooperation. After the Closing Date, HEI, HEA and the Company shall (and cause their respective Affiliates to):

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          (a) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 11.1.
          (b) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company, ChipPAC Korea, ChipPAC Shanghai and their respective Subsidiaries (if any);

          (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company, ChipPAC Korea, ChipPAC Shanghai and their respective Subsidiaries (if any);

          (d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company, ChipPAC Korea, ChipPAC Shanghai and their respective Subsidiaries (if any) for taxable periods for which the other may have a liability under this Article XI; and

          (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit with respect to any taxable period for which the other may have a liability under this Article XI.

                                  ARTICLE XII

                                 MISCELLANEOUS

     Section 12.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by reputable overnight courier to the parties at the following addresses or facsimile numbers:

If to Merger Sub, or, after the Closing,   c/o Bain Capital, Inc.
to the Company,                            One Embarcadero, Suite 2260
                                           San Francisco, CA 94111
                                           Facsimile: (415) 627-1333
                                           Attn:  David Dominik
                                                  Prescott Ashe

                                           c/o Bain Capital, Inc.
                                           Two Copley Place
                                           Boston, MA 02116
                                           Facsimile: (617) 572-3274
                                           Attn: Edward Conard


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


                                       c/o Citicorp Venture Capital, Ltd.
                                       399 Park Avenue
                                       New York, NY 10043
                                       Facsimile: (212) 888-2940
                                       Attn:  Michael Delaney
                                           Paul C. Schorr, IV

and in each case with a copy to:       Kirkland & Ellis
                                       200 East Randolph Drive
                                       Chicago, IL 60601
                                       Facsimile: (312) 861-2200
                                       Attn: Jeffrey C. Hammes, Esq.
                                             Gary M. Holihan, Esq.

and to:                                Dechert Price & Rhoads
                                       4000 Bell Atlantic Tower
                                       1717 Arch Street
                                       Philadelphia, PA 19103
                                       Facsimile: (215) 994-2222
                                       Attn: G. Daniel O'Donnell, Esq.
                                             Geraldine Sinatra, Esq.

If to HEI, to:                         Hyundai Electronics Industries, Co., Ltd.
                                       San 136-1
                                       Amri-ri, Bubal-eub
                                       Ichon-si
                                       Kyoungki-do, 467-701 Korea
                                       Facsimile No.: 82-2-7335486
                                       Attn: Y.H. Kim, Chief Executive Officer

if to HEA, or, prior to the Closing,   Hyundai Electronics America
to the Company, to:                    3101 North First Street
                                       San Jose, California 95134
                                       Facsimile No.: 408-232-8194
                                       Attn: Dr. C.S. Park

and in each case with a copy to:       Gray Cary Ware & Freidenrich LLP
                                       400 Hamilton Avenue
                                       Palo Alto, California 94301
                                       Facsimile No.: (650) 327-3699
                                       Attn:  Gregory M. Gallo, Esq.
                                              Rod J. Howard, Esq.

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

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 12.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 12.1, be deemed given upon delivery (transmission confirmed), and (iii) if delivered by an overnight courier service in the manner described above to the address as provided in this Section 12.1, be deemed given one business day after timely deposit with the courier for delivery with instructions to deliver on the following business day (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 12.1, but subject, in the case of delivery by courier, to confirmation of the actual date of delivery by such courier). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     Section 12.2 Entire Agreement. This Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

     Section 12.3 Expenses. Except as otherwise expressly provided in this Agreement (including as provided in Article IX, Section 10.8, Section 11.1,
Section 11.4, and elsewhere in this Section 12.3), whether or not the Recapitalization Transactions are consummated, each party shall pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement and the Ancillary Agreements (including all regulatory filings and proceedings and all filings with all Governmental or Regulatory Authorities); provided that if the Recapitalization Transactions are consummated, then subject to the occurrence of the Closing, and subject further to the provisions of Section 2.4, all such actual documented out-of-pocket costs and expenses of Merger Sub, Bain Capital, Inc., MSX Holdings LLC and Citicorp Venture Capital Ltd. (including fees to the investors of Merger Sub up to a maximum aggregate amount equal to two percent (2%) of the proceeds of the financings required for the consummation of the transactions contemplated by this Agreement) shall be borne by the Company and shall, for purposes of Section 2.4, be deemed paid immediately after the close of business on the Closing Date and shall not be accrued or reflected in the Closing Balance Sheet. Except as otherwise provided in Section 2.4, the costs of the audits of the Financial Statements contemplated by Section 2.4 shall be borne by the Company and paid after the Closing. Notwithstanding any other provision of this Agreement to the contrary, all filing fees, fees of incorporation or formation, transfer taxes, stamp taxes, corporate franchise taxes and capital registration taxes, notice publication costs and other similar out-of-pocket charges of any Governmental or Regulatory Authority (but not legal and other advisory fees and disbursements) incurred after the date of this Agreement in the consummation (or reversal) of the transactions contemplated by subsections (a), (b), (c)(i),
(c)(ii) and (d) of Section 2.2 shall be borne and paid (or, if advanced by HEI, HEA, the Company, ChipPAC Korea or ChipPAC Shanghai, reimbursed upon demand) by Merger Sub.

     Section 12.4 Public Announcements. At no time before the Closing shall HEI, HEA, the Company, Merger Sub or any of their respective Affiliates or Representatives issue or make

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

any report, statement or release to the public or generally to the employees, customers, suppliers or other persons to whom HEI, HEA, the Company, ChipPAC Korea or ChipPAC Shanghai sells goods or provides services or with whom HEL HEA, the Company, ChipPAC Korea or ChipPAC Shanghai otherwise has significant business relationships with respect to this Agreement, or the transactions contemplated hereby without first consulting with and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld. If any party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. HEI, HEA and Merger Sub shall also obtain the other party's prior written approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

     Section 12.5 Confidentiality. Unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of law, or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, each party (a "Receiving Party") shall hold, and shall cause its Affiliates and Representatives and, in the case of Merger Sub, each person providing (or considering providing) financing for any portion of the Aggregate Consideration (a "Financing Source"), to hold, in strict confidence all documents and information furnished by or on behalf of each other party (a "Furnishing Party" in connection with this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, except to the extent that such documents or information can be shown by the receiving party to have been (a) previously known by the receiving party, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the receiving party, or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to keep such documents and information confidential; provided that following the Closing the foregoing restrictions shall not apply to use by Bain Capital, Inc. or Citicorp Venture Capital, Ltd. or their Affiliates of documents and information concerning the Company, ChipPAC Korea, ChipPAC Shanghai and their respective Subsidiaries (if any) furnished by HEI, HEA, the Company, ChipPAC Korea, ChipPAC Shanghai or any of their Representatives or Affiliates. In the event the transactions contemplated hereby are not consummated, upon the request of a furnishing party, each receiving party shall, and shall cause its Representatives, Affiliates, and Financing Sources to, promptly (and in no event later than three (3) Business Days after such request) redeliver or cause to be redelivered all copies of confidential documents and information furnished by or on behalf of the furnishing party in connection with this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, and to destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the receiving party or any of its Affiliates, Representatives or Financing Sources.

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

     Section 12.6  Further Assurances: Post-Closing Cooperation.

          (a) At any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary to fulfill its obligations under this Agreement and the Ancillary Agreements to which it is a party.

          (b) Following the Closing, each party shall afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Company, ChipPAC Korea, ChipPAC Shanghai and their respective Subsidiaries (if any) in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom at the cost of the requesting party, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, or (iv) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) Business Days after notice of such offer is given.

          (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Company, ChipPAC Korea, ChipPAC Shanghai or any of their respective Subsidiaries not referred to in Section 12.6(b), and such information, documents or records are in the possession or control of the other party, such other party agrees to use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by HEI and HEA in accordance with this paragraph shall be held confidential by HEI and HEA in accordance with Section 12.5.

          (d) Notwithstanding anything to the contrary contained in this Section 12.6, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section 12.6 shall be subject to applicable rules relating to discovery.

          (e) Neither Merger Sub nor any of its Affiliates, nor the Company and its Subsidiaries following the Closing, shall take any position at any time, in any litigation, arbitration or claim, any Tax Return, any filing with or submission to or statement before any Governmental or Regulatory Authority, any financial statement or any other writing, that is inconsistent with (i) the calculation adopted by the Board of Directors of the Company prior to the Closing as to the amounts due pursuant to the agreements and plan described in
Section 2.3(a)(iv); (ii) the interpretation of such agreements and plan adopted by the Board of

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

Directors of the Company prior to the Closing; or (iii) the calculation adopted by the Board of Directors of the Company prior to the Closing as to the amounts described in Section 2.3(d). No party nor any of its Affiliates shall take any position at any time, in any Tax Return, any filing with or submission to or statement before any Governmental or Regulatory Authority, any financial statement or any other writing, that is inconsistent with the allocations reflected in Section 2.2.

     Section 12.7 Waive. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party against whom such waiver is asserted. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly provided by this Agreement or the Ancillary Agreements, all remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

     Section 12.8 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     Section 12.9 No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person other than any person entitled to indemnification under Section 7.6.

     Section 12.10 No Assignment: Binding Effect. Except for any assignment by Merger Sub or the Company to any of their financing sources for collateral security purposes, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so shall be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     Section 12.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially affected thereby, (a) such provision shall be fully severable,
(b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in economic and legal effect to such illegal, invalid or unenforceable provision as may be possible.

     Section 12.12 Governing Law. Except with respect to the amendments set forth in Section 12.18 (which shall be governed by the law governing the Ancillary Agreements and Contracts to which such amendments relate), this Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and

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

performed entirely in such state, without giving effect to the conflicts of laws principles thereof, and each of the parties hereto submits to jurisdiction in any state or federal court located in the State of California and waives any claim of improper jurisdiction or lack of venue in connection with any claim or controversy which may be brought in connection with this Agreement.

     Section 12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 12.14 Construction. The parties hereby acknowledge and agree that the drafting of this Agreement has been a collaborative effort and that no party shall be deemed to be the sole or primary drafter. Any rule or provision of law which provides that a contract or agreement is to be construed against the author of the contract or agreement shall not apply to this Agreement, the Ancillary Agreements or the documents attached hereto as exhibits or schedules hereto or thereto.

     Section 12.15 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which such party may be entitled pursuant hereto.

     Section 12.16 Non-Competition; Non-Solicitation. Each of HEI and HEA agrees, on behalf of itself and its affiliates, that:

          (a) For a period of four (4) years after the Closing Date, neither HEI, HEA nor any of their controlled Affiliates shall, directly or indirectly, either for itself or for any other person, participate in providing products or services in the merchant semiconductor packaging or test businesses to any person or entity anywhere in the world, it being understood and agreed that nothing in this Section 12.16 shall prohibit HEI, HEA or any of their controlled Affiliates from performing packaging or test services for Hyundai fabricated product for Hyundai semiconductor units. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, owner or otherwise. In the event that HEI or HEA is acquired (whether through (i) sale of substantial assets, or (ii) merger, sale of stock or otherwise pursuant to which the shareholders immediately prior to such transaction hold less than a majority of the voting securities of the surviving or acquiring corporation after such transaction), by an independent third party with operations in the merchant semiconductor packaging or test businesses at the time of such transaction (a "Pre-Existing Test Business"), this prohibition shall not apply to such Pre-Existing Test Business. In the event that HEI acquires ownership or control of the stock, business or assets of LG Semicon Co., Ltd. nothing in this Agreement shall be construed to limit the ability of LG Semicon Co., Ltd. and its Affiliates

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

(as determined immediately prior to such acquisition) following such acquisition to continue to conduct the merchant semiconductor packaging and test businesses (if any) conducted by LG Semicon Co., Ltd. and its Affiliates prior to such acquisition to the extent theretofore conducted and with the customers theretofore served, it being understood and agreed that any expansion of such business following such acquisition shall be,subject to the prohibitions of this
Section 12.16(a).

          (b) From and after the date hereof and continuing for a period of two
(2) years after the Closing Date, neither HEI, HEA nor any of their Subsidiaries shall directly or indirectly offer employment to or hire any employee or former employee of the Company, ChipPAC Korea or ChipPAC Shanghai other than any employee whose employment is terminated by the Company or any of its Subsidiaries or Affiliates and other than former employees whose employment was terminated on or prior to December 1, 1998.

          (c) If, at the time of enforcement of this Section 12.16, a court shall hold that the duration, scope or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated restrictions contained herein.

          (d) Each of HEI and HEA acknowledges and agrees that in the event of a breach of this Section 12.16, money damages may be an inadequate remedy. Accordingly, each of HEI and HEA, on behalf of itself and its affiliates, agrees that the Company shall have the right, in addition to any other existing rights, to enforce the rights granted pursuant to this Section 12.16 not only by an action for damages, but also by an action for specific performance and/or other equitable relief to prevent any violations of this Section 12.16. In the event of a breach by HEI, HEA or any of their affiliates of any of the provisions of this Section 12.16, the running of the non-compete period and no hire period set forth herein (but not of HEI's, HEA's or their Affiliates' obligations hereunder) shall be tolled with respect to HEI, HEA and their Affiliates during the continuance of any actual breach.

     Section 12.17 inancial Information. The Company shall furnish to Merger Sub the Financial Statements required by Section 3.7 in a form meeting the requirements of Regulation S-X of the Securities Act of 1933, as amended, together with the consent of the Company's independent accountants to the use of their reports thereon.

     Section 12.18 Other Agreements. Notwithstanding any provision in this Agreement or any of the Ancillary Agreements to the contrary, on or prior to the Closing Date, HEI and HEA shall, and shall cause each of their controlled Affiliates (including the Company, ChipPAC Korea and ChipPAC Shanghai), to make the following modifications to the following Ancillary Agreements and the Contract with respect to the Chung Ju plating facility:

          (a) with respect to the Building Lease Agreement attached hereto as Annex 1: (i) the term of the lease shall be for an initial term of five (5) years commencing on the Closing Date; (ii) ChipPAC Korea shall have an option to extend the Building Lease Agreement for an additional five (5) year term, exercisable by ChipPAC Korea at any time prior to the expiration

                                      74
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of the initial term; (iii) the initial monthly rent during such five (5)-year option term shall be fixed at the market rate for comparable space prevailing at the commencement of such option term and the monthly rent thereafter shall be further adjusted as set forth in Article 4 Section (5) of the Building Lease Agreement; (iv) HEI's discretionary right (set forth in Article 3 Section (2) of the Building Lease Agreement) to terminate such Building Lease Agreement during the initial term or the option term shall be eliminated (it being understood and agreed that nothing herein shall limit HEI's termination rights under Article 10 of the Building Lease Agreement and applicable laws); and (v) ChipPAC Korea shall have the discretionary right, at any time following the third anniversary of the Closing Date on not less than six (6) months prior notice, to terminate all or any portion of such Lease, and, in the case of any partial termination, the monthly rent shall be proportionately reduced based on the reduction in the amount of rentable square meters;

          (b) the Equipment Lease Agreement attached hereto as Annex IV shall be terminated effective as of the Closing, all Indebtedness and Liabilities related to the equipment and property which is the subject thereof shall be repaid as provided in Article II and the ownership of such equipment and property shall be conveyed to ChipPAC Korea at no additional cost;

          (c) with respect to the Information System Management Service Agreement attached hereto as Annex V, HEI shall obtain from Hyundai Information Technology Co. Ltd. (and shall deliver to Merger Sub) unconditional written confirmation that all systems described therein will be Y2K compliant on or prior to September 30, 1999;

          (d) with respect to the Patent and Technology License Agreement attached hereto as Annex VII, (i) such agreement shall be amended to make ChipPAC BVI the licensee thereof; (ii) Section 4.3.4 of Article 4 thereof (and any other provisions thereof which provide that HEI shall have the right to terminate such agreement if HEI ceases to hold 50% or less of the outstanding shares of ChipPAC Korea or the licensee) shall be eliminated; and (iii) Articles 3 and 4 thereof shall be amended so that the term of such agreement may be extended from year to year by ChipPAC BVI by written notice to HEI and payment of an annual license fee of forty million Korean Won; and

          (e) with respect to the Contract for the Chung Ju plating facility, HEI hereby covenants and agrees to place not less than ninety percent (90%) of its third-party plating requirements with the Chung Ju facility during the three year period immediately following the Closing Date, it being acknowledged and agreed that there shall be no specific volume commitment by or volume requirement on the part of HEI.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first written above.

                                        HYUNDAI ELECTRONICS INDUSTRIES CO., LTD.


                                        By: /s/ Y.H. Kim
                                           ------------------------------------
                                        Name:  Y.H. Kim
                                        Title: President

                                        HYUNDAI ELECTRONICS AMERICA

                                        By: /s/ Dr. C.S. Park
                                           ------------------------------------
                                        Name:  Dr. C.S. Park
                                        Title: President



                                        CHIPPAC, INC.

                                        By: /s/ Dr. C.S. Park
                                           ------------------------------------
                                        Name:  Dr. C.S. Park
                                        Title: Chairman of the Board



                                        CHIPPAC MERGER CORP.

                                        By: /s/ David Dominik
                                           ------------------------------------
                                        Name:  David Dominik
                                        Title: Chief Executive Officer


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